UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Soliciting Material Under Rule
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))		Pursuant to § 240.14a-12
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

FAIR ISAAC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 7, 2012,

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 7, 2012

PLACE	Offices of Fair Isaac Corporation 200 Smith Ranch Road San Rafael, California

ITEMS OF BUSINESS	1.	To elect eight directors to serve until the 2013 Annual Meeting and thereafter until their successors are elected and qualified;

2.	To approve adoption of the 2012 Long-Term Incentive Plan;

3.	A non-binding advisory vote to approve the compensation of our executive officers disclosed in this proxy statement;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2012; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on December 13, 2011. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2011 Annual Report on Form 10-K accompanies this proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 4, 2012

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Fair Isaac Corporation

901 Marquette Avenue, Suite 3200

Minneapolis, Minnesota 55402-3232

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on February 7, 2012, because you were a stockholder of Fair Isaac Corporation (“FICO,” “the Company,” “we,” “our,” “us”) at the close of business on December 13, 2011, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 4, 2012. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

1.	Election of eight directors: A. George Battle, Nicholas F. Graziano, Mark N. Greene, James D. Kirsner, William J. Lansing, Rahul N. Merchant, David A. Rey, and Duane E. White;

2.	Approval of the adoption of the 2012 Long-Term Incentive Plan;

3.	Non-binding advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement;

4.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2012; and

5.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR approval of the adoption of the 2012 Long-Term Incentive Plan, FOR the advisory approval of the compensation of our executive officers as disclosed in this proxy statement, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2012.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to approve the adoption of the 2012 Long-Term Incentive Plan (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary to approve the adoption of the 2012 Long-Term Incentive Plan. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the executive officer compensation disclosed in this proxy statement (Proposal 3)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary for advisory approval of the executive compensation disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 4)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2012. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

How do I vote?

You may vote using any of the following methods:

•

Proxy card.    Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR approval of the adoption of the 2012 Long-Term Incentive Plan, FOR the advisory approval of the compensation of our executive officers disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2012.

•

By telephone or the Internet.    The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the Annual Meeting.    All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of BNY Mellon will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 35,855,356 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, or by faxing your request to 612-758-6002. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the distribution of Proxy Material and solicitation of votes for $10,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on our website at www.fico.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The most recent Chief Executive Officer’s certification was filed with the NYSE on February 24, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 7, 2012: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of FICO’s stock?

Yes.    As of the dates indicated below in footnotes (3) through (7), publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our common stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by the shareholder as of the date of their filing and not as of November 30, 2011. We are not aware of any other beneficial owner of more than five percent of our common stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our common stock as of November 30, 2011, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
Eaton Vance Management(3)	4,336,663	10.9
2 International Place, Boston, MA 02110
BlackRock Inc.(4)	3,177,741	7.8
40 East 52nd Street New York, NY 10022
Sterling Capital Management LLC(5)	2,529,921	6.3
2 Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211
Royce & Associates(6)	2,527,557	6.3
745 Fifth Avenue New York, NY 10151
Ariel Investments, LLC(7)	2,431,545	6.1
200 E. Randolph Drive, Suite 2900, Chicago, IL 60601
Mark Greene(8)	459,946	1.3
Mark Scadina(9)	221,040	*
A. George Battle(10)	169,601	*
Alex Hart(11)	161,956	*
Margaret Taylor(12)	161,514	*
Michael Pung(13)	109,982	*
William Lansing(14)	100,145	*
James Kirsner(15)	92,225	*
Charles Ill(16)	60,182	*
Nicholas Graziano(17)	57,766	*
Deborah Kerr(18)	51,860	*
Duane White(19)	37,500	*
Rahul Merchant(20)	17,250	*
David Rey	337	*
Thomas Bradley	0	—
Jordan Graham	0	—
All executive officers, directors and nominees as a group (19 persons)(21)	2,152,720	6.0

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to January 29, 2012, or restricted stock units that will vest on or prior to January 29, 2012, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)	Information as to this person is based on the report on the Schedule 13G filed by this person as of August 10, 2011.

(4)	Information as to this person (including affiliated entities) is based on the report on the Schedule 13G/A filed by this person as of February 4, 2011.

(5)	Information as to this person is based on the report on the Schedule 13G filed by this person as of January 31, 2011.

(6)	Information as to this person is based on the report on the Schedule 13G filed by this person as of January 12, 2011.

(7)

Information as to this person is based on the report on the Schedule 13G filed by this person as of February 14, 2011. Ariel Investments has sole voting power as to 2,349,335 shares and sole dispositive power as to 2,427,135 shares.

(8)	Includes options to purchase 403,908 shares and restricted stock units representing 16,405 shares.

(9)	Includes options to purchase 167,504 shares and restricted stock units representing 17,291 shares.

(10)

Includes options to purchase 124,500 shares. Also includes 8,388 shares held by Mr. Battle’s adult son and includes 4,000 shares held by his adult daughter, neither of whom share Mr. Battle’s household. Mr. Battle disclaims beneficial ownership of the shares held by his son and daughter.

(11)	Includes options to purchase 137,500 shares. 5,773 shares have been pledged as security.

(12)	Includes options to purchase 140,891 shares.

(13)	Includes options to purchase 95,000 shares and restricted stock units representing 6,562 shares.

(14)	Includes options to purchase 87,145 shares.

(15)	Includes options to purchase 72,000 shares. All of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

(16)	Includes options to purchase 46,251 shares and restricted stock units representing 5,000 shares.

(17)	Includes options to purchase 54,766 shares.

(18)	Includes options to purchase 28,125 shares and restricted stock units representing 11,458 shares. 12,253 shares are held by The Kerr Trust.

(19)	Includes options to purchase 34,500 shares.

(20)	Includes options to purchase 16,250 shares.

(21)

Includes the shares in notes 8 through 20 and Mr. Rey’s shares above, including a total of 1,865,480 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to January 29, 2012, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and greater than ten percent stockholders are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at eight, each of whom is up for election each year.

How are directors elected?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

What is the length of the term?

Each director is elected for a one-year term, or until a replacement who duly meets all requirements is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration the Governance, Nominating and Executive Committee takes into account when assessing our incumbents and nominees.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board. Mr. Rey was initially recommended to the Governance, Nominating and Executive Committee by Mr. Battle, the Chairman of our Board.

Are there any arrangements or understandings pursuant to which the nominees for the Board were selected?

Two of the nominees who are currently serving on our Board — Nicholas Graziano and Duane White (the “Agreed Nominees”) — were nominated for election to the Board at the 2009 Annual Meeting pursuant to an agreement (the “Sandell Agreement”) between the Company and certain stockholders of the Company that were affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). However, the Sandell Agreement did not require us to nominate the Agreed Nominees (or anyone else) for election at successive Annual Meetings, and in accordance with a July 29, 2009 amendment to the Sandell Agreement, the Sandell Group no longer has any representative on or influence over the composition of the Company’s Board.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of our current directors that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board. Alex W. Hart and Margaret L. Taylor, who are also currently serving on the Board, will not stand for re-election at the Annual Meeting.

A. George Battle.    Director since August 1996 and Chairman of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Age 67.

From January 2004 to August 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director at the following public companies in addition to FICO: Netflix Inc., LinkedIn Corporation, OpenTable, Inc., and Expedia, Inc. He is also a director at the Masters Select family of funds. Within the last five years, Mr. Battle served on the board of the following public company: Advent Software, Inc. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Mr. Battle brings strong leadership, seasoned business acumen, and a long career of diverse experience to the Board of Directors. He is our longest serving director, has in the past sat on all of our standing Board committees, and has extensive historical knowledge about the Company’s business units, technologies, and culture. We value his more than 25 years as a business consultant with a national consulting firm and his prior experience as a chief executive officer. He also serves on a number of other public and private company boards, which provides us with important perspectives on corporate governance and other matters, as well as best practices enacted at other companies.

Nicholas F. Graziano.    Director since February 2008; Member of the Audit Committee; Age 39.

Since January 2011, Mr. Graziano has been a partner and Senior Managing Director of Corvex Management LP. From September 2009 through December 15, 2010, Mr. Graziano served as Portfolio Manager for Omega Advisors. From September 2006 to July 2009, Mr. Graziano was a Managing Director at Sandell Asset Management Corp., an investment manager. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, a multi-billion dollar global hedge fund. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking Department at Thomas Weisel Partners, an investment bank. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group. Currently, Mr. Graziano is not a director at any other public company in addition to FICO. Within the last five years, Mr. Graziano served on the following public company boards: InfoSpace, Inc. and WCI Communities, Inc. Mr. Graziano earned an undergraduate degree and an M.B.A. from Duke University.

Mr. Graziano brings a strong background in capital markets and financial acumen to the Board of Directors. He is qualified as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. Mr. Graziano also provides the Company with expertise in capital markets, risk management, and corporate finance, and his extensive experience in the hedge fund industry brings valuable perspective from the investor community.

Mark N. Greene.    Director since February 2007; Age 57.

Since February 2007, Dr. Greene has served as the Company’s Chief Executive Officer and a member of the Board of Directors. From 1995 to 2007, Dr. Greene held various leadership positions in the financial services industry segment and software business groups at IBM. Prior to joining IBM, he served in leadership roles with Technology Solutions Company, Berkeley Investment Technologies, and Citicorp. From 1982 until 1988, he was an economist with the Federal Reserve Board. He received his bachelor’s degree from Amherst and his master’s and doctorate degrees from the University of Michigan. Dr. Greene is a director at the following public company in addition to FICO: Capella Education Company.

Dr. Greene is the only member of management who serves on our Board of Directors. Dr. Greene brings to the Board of Directors extensive experience in the financial services and software industries, having spent nearly his entire career in these areas. As our Chief Executive Officer, Dr. Greene has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks and macroeconomic challenges faced by our Company. He also serves on another public company board, which provides us with important perspectives on issues currently affecting publicly-traded companies, as well as best practices enacted at such other companies.

James D. Kirsner.    Director since February 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 68.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director at the following public company in addition to FICO: Advent Software, Inc. Within the past five years, Mr. Kirsner has also served on the board of the following public company: Bank of Marin Bancorp, and he previously served on the board of Ask Jeeves, Inc. Mr. Kirsner received his undergraduate and masters degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He also serves on another publicly-traded board in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly-situated publicly-traded companies.

William J. Lansing.    Director since February 2006; Member of the Audit Committee; Age 53.

From February 2009 through November 11, 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing is a director at the following public company in addition to FICO: RightNow Technologies, Inc. Within the past five years, Mr. Lansing also served on the board of the following public companies: Digital River, Inc., InfoSpace, Inc. and ValueVision Media, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing brings an extensive background in management through his past chief executive officer and other senior management positions held at various companies, including his current and prior directorship posts. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units. Mr. Lansing also has a strong financial background that qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. In addition, Mr. Lansing holds a law degree, which provides us with unique, valuable perspectives on many Company matters.

Rahul N. Merchant.    Director since February 2010; Member of the Audit Committee; Age 55.

Since 2009, Mr. Merchant has been a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae. In this role, he led and transformed the Technology and Operations groups. From 2000 until 2006, Mr. Merchant was Senior Vice President and Chief Technology Officer at Merrill Lynch & Co. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank. Currently, Mr. Merchant is a director at the following public company: Level 3 Communications, Inc. Within the past five years, Mr. Merchant also served on the board of the following public company: Sun Microsystems, Inc. Mr. Merchant holds an undergraduate degree from Bombay University and masters degrees from Memphis University and Temple University.

Mr. Merchant brings over 30 years of experience in management, operations, and information technology to the Board of Directors, including as a former member of the Executive Committee of Fannie Mae. Mr. Merchant has a strong financial background that qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. He also serves on another publicly-traded board in the technology industry, which provides our Company with additional valuable perspectives on issues affecting similarly-situated publicly-traded companies.

David A. Rey.    Director since October 2011; Age 61.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture (previously Andersen Consulting and Arthur Andersen & Co.), a global consulting firm. Mr. Rey served as both the global managing partner of the healthcare industry practice and, as a senior managing partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public board in addition to FICO nor has he served on any public boards in the past five years. Mr. Rey holds an undergraduate degree from the University of California.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increasingly drive our Company’s business growth. He has particular expertise with respect to analytic and other needs of the healthcare industry, which represents a key market opportunity for our Company.

Duane E. White.    Director since 2009; Member of the Compensation Committee; Age 56.

Since 2006, Mr. White has served as a Managing Director at Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White ceased to be an employee at TSYS on January 31, 2009, but continued to work with this company as a consultant through Polihua Holdings until April 2011. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000 and as President of the mortgage subsidiary of First Bank System (now US Bancorp) from 1993 to 1996. Currently, Mr. White does not serve on any other public board in addition to FICO. Mr. White received an undergraduate degree from the University of Wisconsin — Eau Claire and an M.B.A. from Harvard University.

Mr. White brings extensive experience in the financial services and healthcare industries to the Board of Directors, and he brings valuable insight to the Board from having previously served as a senior leader within large companies where our products and services are highly relevant. Mr. White’s proven executive leadership track record has included oversight of sales, operations, technology, human resources and legal functions, allowing him to contribute a broad range of insights to the Board and Compensation Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

APPROVAL OF THE ADOPTION

OF THE 2012 LONG-TERM INCENTIVE PLAN

Introduction

On November 30, 2011 our Board of Directors adopted the Fair Isaac Corporation 2012 Long-Term Incentive Plan (the “2012 LTIP”), subject to stockholder approval at the Annual Meeting. Upon approval of the 2012 LTIP by our stockholders, no further awards will be made under the 2003 Employment Inducement Award Plan (the “EIAP”). The 1992 Long-term Incentive Plan (the “1992 LTIP”) will expire by its terms on February 4, 2012.

The 2012 LTIP is intended to advance the interests of our Company and its stockholders by helping our Company and its subsidiaries attract and retain the best available people for positions of responsibility, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

The 2012 LTIP authorizes the issuance of 6,000,000 shares of our common stock. Unused shares under the 1992 LTIP and the EIAP will not be available for grants under the 2012 LTIP. The following table summarizes information regarding option awards outstanding under the 1992 LTIP and EIAP as of December 13, 2011:

	Shares Subject to Options Outstanding	Full-Value Awards Outstanding(1)	Shares Remaining Available for Future Grant
1992 LTIP	5,492,355	1,459,197	4,817,273
EIAP	26,161	0	1,841,723
Total	5,518,516	1,459,197	6,658,996

Weighted-Average Exercise Price of Options	$30.6339
Weighted-Average Remaining Term of Options	3.92

(1)

Full-value awards do not include the grants of performance share units (representing an aggregate of 101,668 shares at targeted performance) that were made on December 13, 2011, contingent on stockholder approval of the 2012 LTIP, as detailed under “Plan Awards” below.

The number of shares available for issuance under the 2012 LTIP will be increased by the number of shares subject to awards made under the 2012 LTIP that subsequently expire, are forfeited, are settled in cash or otherwise do not result in the issuance of all or a portion of such shares. Under the terms of the 2012 LTIP, the pool of shares available for issuance may be used for all types of equity awards available under the 2012 LTIP, which include stock options, stock appreciation rights (“SARs”), restricted stock awards, stock unit awards and other stock-based awards, as described in more detail below. The 2012 LTIP also allows grants of cash incentive awards. Under the fungible pool formula in the 2012 LTIP, the authorized share limit will be reduced by one share of our common stock for every one share subject to an option or SAR granted under the 2012 LTIP and by 2.17 shares of our common stock for every one share subject to an equity award other than an option or SAR.

Stockholder Approval Requirement

Stockholder approval of the 2012 LTIP is necessary in order for us to (i) meet the stockholder approval requirements of the New York Stock Exchange, (ii) take tax deductions for certain compensation resulting from awards granted under the 2012 LTIP qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and (iii) grant incentive stock options under the 2012 LTIP.

Compensation Best Practices

The 2012 LTIP incorporates a range of compensation best practices, including the following key features:

•

No Repricing or Replacement of Underwater Options or Stock Appreciation Rights.    The 2012 LTIP prohibits, without stockholder approval, actions to reprice, replace or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No In-the-Money Option or Stock Appreciation Right Grants.    The 2012 LTIP prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

No Single-Trigger Accelerated Vesting/Payment Following a Change in Control.    The 2012 LTIP provides that payment for outstanding awards in connection with a merger or acquisition in which the Company is not the surviving entity will only be made if and to the extent that the successor entity does not continue, assume or replace such awards. The 2012 LTIP does not provide for automatic acceleration of vesting under any change in control situation.

•

No Liberal Share Counting.    Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise may not be used again for new grants.

•

Independent Administration.    The Compensation Committee of our Board of Directors, which consists of only independent directors, will have overall administrative authority over the 2012 LTIP if it is approved by stockholders, and only this committee may make awards to executive officers and directors.

•

Dividend Restrictions.    Any dividends, distributions or dividend equivalents payable with respect to the unvested portion of a performance-based award will be subject to the same restrictions applicable to the underlying shares, units or share equivalents.

•	Compensation Recovery Policy. Awards under the 2012 LTIP may be made subject to any compensation recovery policy adopted by our Board of Directors or the Compensation Committee.

The major features of the 2012 LTIP are summarized below. The summary is qualified in its entirety by reference to the full text of the 2012 LTIP, which is attached to this proxy statement as Appendix A.

Eligible Participants

All employees, consultants and advisors of our Company or any subsidiary, as well as all non-employee directors of the Company, will be eligible to receive awards under the 2012 LTIP. As of December 13, 2011, there were approximately 2,055 persons employed by our Company and its subsidiaries, approximately 120 persons providing service to our Company and its subsidiaries as contractors and 9 non-employee members of our Board of Directors, all of whom would be eligible to receive awards under the 2012 LTIP. Although not necessarily indicative of future grants under the 2012 LTIP, approximately 160 of the 2,184 eligible recipients were granted awards under the predecessor 1992 LTIP in fiscal 2011.

Administration

The 2012 LTIP will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee is referred to in this description of the 2012 LTIP as the “Committee.” To the extent consistent with applicable law or stock exchange rules, the Committee may delegate its duties, power and authority under the 2012 LTIP to any of its members, to officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted; the timing and size of any cash incentive award; the timing, type and number of shares covered by each equity award; and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2012

LTIP, interpret the 2012 LTIP and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2012 LTIP. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2012 LTIP also prohibits the Committee from repricing any outstanding “underwater” option or SAR without prior approval of the Company’s stockholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.

Subject to certain limits in the 2012 LTIP, the Committee may also establish subplans or modify the terms of awards under the 2012 LTIP with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements or meet the objectives of the 2012 LTIP.

Available Shares and Limitations on Awards

A maximum of 6,000,000 shares of common stock are available for issuance under the 2012 LTIP. The shares of common stock to be issued under the 2012 LTIP are either authorized but unissued shares or treasury shares. Under the terms of the 2012 LTIP, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 1,000,000, and the number of shares subject to performance-based awards other than options or SARs granted to any one participant during any calendar year may not exceed 1,000,000. These share limitations are subject to adjustment for changes in the corporate structure or shares of the Company, as described below. Payouts of performance-based awards denominated in cash may not exceed $6,000,000 to any one participant during any calendar year.

Shares of common stock that are issued under the 2012 LTIP or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining available for issuance under the 2012 LTIP by one share for each share issued or issuable pursuant to an option or SAR award, and by 2.17 shares for each share issued or issuable pursuant to an award other than an option or SAR.

Any shares of common stock subject to an award under the 2012 LTIP that expires, is forfeited, is settled or paid in cash or otherwise does not result in the issuance of all or a portion of such shares will, to the extent of such expiration, forfeiture, settlement or non-issuance, automatically again become available for issuance under the 2012 LTIP. Each share that again becomes available for issuance will be added back as (i) one share if the share was subject to an option or SAR granted under the 2012 LTIP, or (ii) as 2.17 shares if the share was subject to an award other than an option or SAR granted under the 2012 LTIP. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for new grants.

Awards granted under the 2012 LTIP upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our Company or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the 2012 LTIP. Additionally, if a company acquired by our Company or any of its subsidiaries has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2012 LTIP and will not reduce the shares authorized for issuance under the 2012 LTIP, but only if the awards are made to individuals who were not employed by or providing services to our Company or any of its subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions

If certain transactions with the Company’s stockholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2012 LTIP, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2012 LTIP. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2012 LTIP, the Committee will make such adjustments as it may deem equitable.

Types of Awards

The 2012 LTIP allows the Company to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards. These types of awards are described in more detail below.

Options.    Employees of our Company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2012 LTIP as of any date means the closing sale price for a share of common stock on the New York Stock Exchange on that date. On December 13, 2011, the closing sale price of a share of common stock on the New York Stock Exchange was $35.99.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to the Company (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by the Company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant.

The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options.

Stock Appreciation Rights.    A SAR is the right to receive a payment from the Company, in the form of shares of common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2012 LTIP, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of a SAR will be determined by the Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR may have a term greater than 10 years from its date of grant.

Restricted Stock Awards.    A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or business unit of the Company) satisfy specified performance criteria. Unless otherwise specified by the Committee, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares of restricted stock.

Stock Unit Awards.    A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2012 LTIP, as may be determined by the Committee.

Other Stock-Based Awards.    The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the 2012 LTIP. The Committee has complete discretion in determining the terms and conditions of such awards.

Cash Incentive Awards.    The Committee may grant performance-based awards that are settled in cash or other forms of awards under the 2012 LTIP or a combination thereof. The Committee has complete discretion in determining the amount, terms and conditions of such awards.

Dividends and Dividend Equivalents

No dividends are payable on options or SARs. Any dividends or distributions paid with respect to unvested shares of restricted stock will be subject to the same restrictions as the shares to which such dividends or distributions relate, except for regular cash dividends on shares that are subject only to service-based vesting conditions. The Committee may provide that a recipient of a stock unit award or other stock-based award will be entitled to receive dividend equivalents on the units or other share equivalents subject to the award based on dividends actually declared on our outstanding common stock. Any dividend equivalents paid with respect to unvested units or share equivalents that are subject to performance-based vesting will be subject to the same restrictions as the units or share equivalents to which such dividend equivalents relate.

Term and Amendment of the 2012 LTIP

Unless terminated earlier, the 2012 LTIP will terminate on the tenth anniversary of its approval by our Board of Directors. Awards outstanding under the 2012 LTIP at the time it is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board of Directors may suspend or terminate the 2012 LTIP or any portion of it at any time. The Board of Directors may amend the 2012 LTIP from time to time, but no amendments to the 2012 LTIP will be effective without stockholder approval if such approval is required under applicable laws or regulations or under the rules of the New York Stock Exchange, including stockholder approval for any amendment that seeks to modify the prohibition on underwater option repricing discussed above.

Termination, suspension or amendment of the 2012 LTIP will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Transferability of Awards

In general, no right or interest in any award under the 2012 LTIP may be assigned, transferred or encumbered by a participant, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation Under Section 162(m)

The Committee may grant restricted stock, stock unit, other stock-based awards or cash incentive awards under the 2012 LTIP to employees who are or may be “covered employees” that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at a year end. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SARs granted under the 2012 LTIP need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Committee must be based on one or more of the following performance criteria specified in the 2012 LTIP: revenue or net sales; gross profit; operating profit; net income; earnings before income taxes; earnings before one or more of interest, taxes, depreciation, amortization and other adjustments; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; operating assets; operating expenses; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; operating asset turnover; accounts receivable levels (including measured in terms of days sales outstanding); economic value added; improvement in or attainment of working capital levels; employee retention; customer satisfaction; implementation or completion of critical projects; and growth in customer base.

The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index or other external measures, and may relate to one or any combination of Company, subsidiary, business unit or individual performance. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Approval of the 2012 LTIP at the Annual Meeting will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2012 LTIP, the performance criteria upon which awards intended to be “performance-based compensation” under Section 162(m) may be made, and the qualification of options and SARs granted under the 2012 LTIP as “performance-based compensation” for purposes of Section 162(m).

Change in Control of the Company

For purposes of the 2012 LTIP, a “change in control” of our Company generally occurs if (i) a person or group acquires 30% or more of our Company’s outstanding stock, (ii) certain changes occur in the composition of the Board of Directors, or (iii) a reorganization, merger or consolidation of our Company, or a sale or disposition of all or substantially all of our Company’s assets, is consummated (unless our Company’s outstanding stock immediately prior to the transaction continues to represent over 70% of the outstanding stock of our Company or the surviving entity immediately after the transaction).

If a change in control of our Company occurs as a result of which our Company does not survive as an operating company or survives only as a subsidiary of another entity, then the consequences will be as described in this paragraph unless the Committee provides otherwise in an applicable award agreement. If any outstanding award is not continued, assumed or replaced by the successor entity in connection with such a change in control, the award will be canceled in exchange for a payment with respect to such award in an amount equal to the excess, if any, between the fair market value of the consideration to be received in the change in control for the number of shares remaining subject to the award over the aggregate exercise price (if any) for the shares remaining subject to such award (or, if there is no excess, such award may be canceled without payment). In the case of performance-based awards, the number of shares remaining subject to an award or the settlement amount of a cash incentive award will be calculated by deeming all performance measures to have been satisfied at targeted performance. If any outstanding award is continued, assumed or replaced by the successor entity in connection with such a change in control, the Committee may provide that such award will become fully vested and exercisable upon the involuntary termination of the participant without cause within a specified amount of time following the change in control.

In the event of a change in control of our Company other than as described in the previous paragraph, the Committee may provide that (i) any award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant without cause within a specified amount of time following the change in control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be canceled in exchange for payments in a similar manner as described above with respect to a change in control as a result of which our Company does not survive as an operating company or survives only as a subsidiary of another entity.

Effect of Termination of Employment or Other Services

If a participant ceases to be employed by or provide other services for our Company and all subsidiaries, awards under the 2012 LTIP then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement.

Upon termination for any reason other than death or disability, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited, and the currently vested and exercisable portions of options and SARs may be exercised for 90 days after such termination. However, if a participant is 65 or more years old or is 55 or more years old and has been an employee of or provider of other services to our Company for at least 10 years, then the currently vested and exercisable portions of options and SARs may be exercised for one year after such termination.

Upon termination due to death or disability, all outstanding options and SARs will become fully exercisable and will remain exercisable for one year after such termination, and all other awards will fully vest immediately.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2012 LTIP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Non-Statutory Options.    If a participant is granted a non-statutory option under the 2012 LTIP, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options.    If a participant is granted an incentive stock option under the 2012 LTIP, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described above for non-statutory options will apply.

Other Awards.    The current federal income tax consequences of other awards authorized under the 2012 LTIP generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2012 LTIP is designed to meet the requirements of Section 162(m), but awards other than options and SARs granted under the 2012 LTIP will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established performance goals.

Section 409A of the Code.    The foregoing discussion of tax consequences of awards under the 2012 LTIP assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The 2012 LTIP will be administered in a manner intended to comply with Section 409A.

Plan Awards

On December 13, 2011, the Committee approved stock option awards and restricted stock unit awards under the 1992 LTIP, which are summarized in the table below. These awards were made from shares available under the 1992 LTIP without regard to the proposed 2012 LTIP and are not contingent upon stockholder approval of the proposed 2012 LTIP.

Name and Position	Number of Option Shares Granted	Number of Restricted Stock Units Granted
Mark Greene Chief Executive Officer	—	—

Michael Pung Senior Vice President and Chief Financial Officer	50,000	10,000

Charles Ill Executive Vice President	60,000	15,000

Deborah Kerr Executive Vice President and Chief Technology Officer	60,000	15,000

Mark Scadina Executive Vice President, General Counsel and Secretary	60,000	15,000

All executive officers as a group	305,000	75,000

All other employees as a group	796,000	151,000

The option awards summarized in the foregoing table constituted a portion of each recipient’s annual equity award, and each option has an exercise price of $35.99 per share, is subject to four-year ratable vesting, and has a term of seven years. Executive officers and certain other senior level employees may elect to receive up to 50% and 75%, respectively, of these annual stock options in the form of restricted stock units at a conversion ratio of one restricted stock unit for every three shares subject to a stock option. The restricted stock units summarized in the foregoing table that were granted to the executive officers were made as a one-time award in recognition of the work done by the executive team on particular corporate projects in fiscal 2011. The restricted stock units granted to other employees were made as part of our annual grant process.

The Committee also approved awards of performance share units under the proposed 2012 LTIP, which are subject to stockholder approval of the proposed plan. These awards were made to the Company’s most senior officers (except for Dr. Greene) and represent approximately 50% of the targeted value of their annual equity award. The target and maximum number of units granted to each participant or group of participants are set forth in the table below; depending on the Company’s satisfaction of certain performance metrics during the one-year performance period, the actual number of units that are deemed earned may range from zero up to the maximum numbers reflected below.

Name and Position	Target Number of Performance Share Units Granted	Maximum Number of Performance Share Units Granted
Mark Greene Chief Executive Officer	—	—

Michael Pung Senior Vice President and Chief Financial Officer	16,667	33,334

Charles Ill Executive Vice President	20,000	40,000

Deborah Kerr Executive Vice President and Chief Technology Officer	20,000	40,000

Mark Scadina Executive Vice President, General Counsel and Secretary	20,000	40,000

All executive officers as a group	101,668	203,336

All other employees as a group	—	—

Upon completion of the performance period, one-quarter of the units summarized in the foregoing table that have been earned through satisfaction of the performance metrics will be vested, and the remaining three-quarters of the earned units will vest ratably over the following three years. Each vested unit will be settled in one share of common stock.

Because all awards under the 2012 LTIP are within the discretion of the Committee, neither the number nor types of future 2012 LTIP awards to be received by or allocated to particular participants or groups of participants is presently determinable. The recent grants of stock options and performance share units described above, however, provide an illustration of the Committee’s present practices with respect to annual equity incentive awards granted to executive officers, and the grants of stock options and restricted stock units provide an illustration of the Committee’s present practices with respect to annual equity incentive awards granted to other employees. Our non-employee directors were provided certain equity awards by the terms of the 1992 LTIP. Please see “Director Compensation for 2011” in this proxy statement for a description of equity awards granted to non-employee directors in fiscal 2011 and those planned for fiscal 2012.

Required Vote

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for its approval. If stockholder approval is not obtained, then the 2012 LTIP will not become effective and the performance share unit grants made on December 13, 2011 will be rescinded.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APROVAL OF THE ADOPTION OF THE FAIR ISAAC CORPORATION 2012 LONG-TERM INCENTIVE PLAN.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the executive officer’s job responsibilities.

•

We have introduced additional performance-based incentives in the form of an opportunity for accelerated vesting of restricted stock units if certain corporate financial goals are met in order to provide an incentive for executive officers in the context of a challenging economic environment and a reduction in internal resources. We are further expanding the use of performance-based incentives for 2012 by delivering approximately one-half of the targeted annual long-term award value to top executives in the form of performance share units (subject to stockholder approval of the 2012 LTIP).

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2012 Annual Meeting.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2012. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2011 and September 30, 2010, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2011	2010
Audit Fees	$2,094,000	$2,004,000
Audit-Related Fees	486,000	537,000
Tax Fees	257,000	356,000
All Other Fees	2,000	2,000

Total	$2,839,000	$2,899,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to operational system attestation services (SAS 70).

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2011 and 2010 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

How does FICO determine if a director is independent?

Our Board of Directors has determined that all of the current directors except Dr. Greene meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the NYSE.

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes.    Dr. Greene is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of FICO?

No.

How does FICO determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions. A related person, for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a related person must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the Policy:

•	Payment of compensation by the Company to a Related Person for the Related Person’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions, which when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will also consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Persons;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

Did any Related Persons Transactions occur during fiscal 2011?

No transactions that fall within our Related Persons Transaction Policy occurred during fiscal 2011. However, Bradley Graham, the brother of Jordan Graham, began providing business consulting services for the Company as an independent contractor in September 2010 and then was hired by the Company as a full-time employee in June 2011 (after Jordan Graham’s employment with the Company had terminated). Bradley Graham was compensated as an independent contractor, and is currently being compensated as an employee, at prevailing market rates for similar positions.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What is the leadership structure of the Board of Directors?

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination on this matter when it elects a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Battle since 2002, and Chief Executive Officer, a position held by Dr. Greene since 2007, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

What is the Board of Directors’ role in risk oversight?

Our management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Accordingly, our internal risk management team regularly reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

What committees of the Board of Directors does FICO have?

Our Board has three standing committees: Audit; Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fico.com.

Which directors are on each committee? Who chairs the committees?

Name of Nonemployee Director	Audit	Compensation	Governance, Nominating and Executive
A. George Battle			C
Nicholas F. Graziano	X
Alex W. Hart		X
James D. Kirsner	C		X
William J. Lansing	X
Rahul N. Merchant	X
Margaret L. Taylor		C	X
Duane E. White		X

C = Chair X = Committee Member

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2011?

The Audit Committee is appointed by the Board to oversee and assist the Board in overseeing:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent auditor;

•	The performance of our internal audit function and independent auditor; and

•	The Company’s compliance with legal and regulatory requirements related to financial affairs and reporting.

The Audit Committee has the sole authority to retain, compensate, and replace the independent auditor. During fiscal 2011, the Audit Committee met nine times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2011. In fiscal 2011, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The Audit Committee discussed with Deloitte matters required to be discussed by Codification of Statements on Auditing Standards, AU Section 380 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Nicolas F. Graziano

William J. Lansing

Rahul N. Merchant

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes.    All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes.    The Audit Committee Charter is available on our website at www.fico.com on the “Investors” page.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2011?

The Compensation Committee has overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;

•

Administers our 1992 Long-term Incentive Plan (the “1992 LTIP”) and 2003 Employment Inducement Award Plan (“EIAP”), as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans, including the 2012 Long-Term Incentive Plan (the “2012 LTIP”) described in Proposal 2; and

•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines.

The Compensation Committee met eight times in fiscal 2011.

Compensation Committee Interlocks and Insider Participation

Alex W. Hart, Margaret L. Taylor, and Duane E. White, all of whom are nonemployee directors, served as members of our Compensation Committee during the fiscal year ended September 30, 2011. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes.    The Compensation Committee Charter is available on our website at www.fico.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How often did it meet in fiscal 2011?

The Governance, Nominating and Executive Committee currently consists of the Chairman of the Board and the chairs of the Audit Committee and Compensation Committee. Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•

Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•

Takes action between meetings and subject to defined limits with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings and subject to defined limits to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2011, the Governance, Nominating and Executive Committee met five times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes.    The Governance, Nominating and Executive Committee Charter is available on our website at www.fico.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2011? What is the attendance record of the directors?

During fiscal 2011, the Board of Directors met twelve times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend our Annual Meeting. All directors that were standing for re-election attended the 2011 Annual Meeting.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with nonmanagement directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting, and the independent directors complied with this policy for regular Board meetings held in fiscal 2011. A. George Battle, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

DIRECTOR COMPENSATION FOR 2011

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2011.

Name(a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($) (c)	Option Awards ($)(2), (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
A. George Battle	120,000	—	105,750	—	—	—	225,750
Nicholas F. Graziano	71,000	—	105,750	—	—	—	176,750
Alex W. Hart	60,000	—	105,750	—	—	—	165,750
James D. Kirsner	75,000	—	105,750	—	—	—	180,750
William J. Lansing	72,000	—	105,750	—	—	—	177,750
Rahul N. Merchant	72,000	—	105,750	—	—	—	177,750
Margaret L. Taylor	75,000	—	105,750	—	—	—	180,750
Duane E. White	60,000	—	105,750	—	—	—	165,750

(1)

Represents fees paid under our compensation plan for outside directors for fiscal 2011 as described below and fees of $12,000 for Messrs. Lansing and Merchant and $11,000 for Mr. Graziano for service on a special strategy committee during fiscal 2011. Such retainer is paid quarterly to the directors during their annual term.

(2)	The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718.

(3)

As of September 30, 2011, the option awards outstanding for each director are as follows: Mr. Battle — 158,250; Mr. Graziano — 66,766; Mr. Hart — 137,500; Mr. Kirsner — 78,000; Mr. Lansing — 87,145; Mr. Merchant — 40,250; Ms. Taylor — 140,891; Mr. White — 52,500.

How were Directors compensated for fiscal 2011?

The following compensation components were paid to our nonmanagement directors for service during fiscal 2011; Dr. Greene receives no compensation for his service as a director other than his employee pay:

•	A stock option grant upon initial election to the Board;

•	Annual retainer fees; and

•	An annual stock option grant.

Effective February 2010, each nonmanagement director is entitled to receive an annual retainer fee as follows: $120,000 for the Chairman, $75,000 for the chairs of our Audit and Compensation Committees, and $60,000 for all other nonmanagement directors.

Each nonmanagement director had the right, prior to the Annual Meeting, to elect to receive annual retainer fees in the form of nonqualified stock options instead of cash, on the same terms as the annual grants to nonmanagement directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by the Black-Scholes value on the date of grant. None of our directors elected to convert their annual retainer fee to options in fiscal 2011.

Under our 1992 LTIP as amended, each nonmanagement director receives a grant of 30,000 nonqualified stock options (the “Initial Grant”) upon initial election as a nonmanagement director and a grant of 11,250 nonqualified stock options on the date of each Annual Meeting, provided such director has been a nonmanagement director since the prior Annual Meeting (the “Annual Grant”). The exercise price of all such options is equal to the fair market value of our common stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election. Initial Grants that were made prior to December 2008 are exercisable in full upon termination of the nonmanagement director’s services for any reason. Initial Grants made after December 2008 generally do not accelerate upon termination of the nonmanagement director’s services. Annual Grants are immediately exercisable upon grant. All option grants to nonmanagement directors expire 10 years after the date of grant.

Are there Stock Ownership Guidelines for the directors?

Yes. Our policy requires nonmanagement directors to own outright 1,000 shares of FICO stock within one year of beginning service on the Board, and to hold 7,500 shares within five years of beginning service on the Board. In addition, the stock ownership guidelines recommend that nonmanagement directors retain 75% of all options exercised, net of costs, until the 7,500-share target is met and 25% thereafter. Shares of stock owned by the directors for satisfying the stock ownership requirements, other than the first 1,000 shares, (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settlor or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation.

These stock ownership guidelines are contained in our Corporate Governance Guidelines, available on the “Investors” page of our website at www.fico.com. All of the directors meet the stock option guidelines except for Mr. Rey, who has not yet completed his one year of service.

Will there be any changes to the director compensation program and stock ownership guidelines for fiscal 2012?

Yes.    Our Board of Directors has approved the following changes to the compensation program and stock ownership guidelines for nonmanagement directors, applicable beginning with the 2012 Annual Meeting:

•

The cash amount of annual retainer fees will not change. Under the new program, however, the directors may elect, prior to the Annual Meeting, to convert a portion of his or her annual retainer into nonqualified stock options in the manner described above, instead of the all-or-nothing conversion option that is currently in place.

•

If the 2012 LTIP is approved by our stockholders at the 2012 Annual Meeting, the equity grant upon initial election to the Board will be in the form of 30,000 nonqualified stock options subject to three-year ratable vesting. The director will be able to elect to convert up to 50% of these stock options to restricted stock units subject to three-year ratable vesting at a rate of one restricted stock unit for every three stock options so converted.

•

If the 2012 LTIP is approved by our stockholders at the 2012 Annual Meeting, annual equity grants will be in the form of 12,500 nonqualified stock options subject to one-year cliff vesting. The director will be able to elect to convert up to 50% of these stock options to restricted stock units subject to one-year cliff vesting at a rate of one restricted stock unit for every three stock options so converted.

•	Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

•	The number of shares of common stock that nonmanagement directors are required to own within five years of beginning service on the Board will increase from 7,500 to 10,000.

Are the Directors covered by any insurance policies?

Yes.    Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The compensation program for executive officers is designed to drive our Company’s performance in alignment with our business strategies and core values. As administered by our Compensation Committee (the “Committee”), this program seeks to enhance stockholder value by linking the financial interests of our Company’s executives with those of our stockholders. The program reinforces a performance-based pay philosophy to achieve the following objectives:

•	Attract and retain talented executive officers who can lead us in the achievement of our business objectives;

•	Provide compensation that is competitive within the relevant industry peer group;

•	Motivate and reward executive officers based on achievement of Company, business unit and individual performance objectives; and

•	Align our executive officers’ long-term interests with those of our stockholders.

Overview for Fiscal 2011

We entered fiscal 2011 amid significant economic and business uncertainty. We had begun to see indications of stabilization across our business at the end of fiscal 2010, but high levels of unemployment and a difficult housing market continued to overhang the markets we serve in the United States. We also perceived that the pace of global economic recovery was likely to be modest across the majority of geographic markets we serve in the short term. In addition, a large percentage of our revenues are derived from the banking industry, which has a heightened risk of economic downturn.

In light of this uncertainty, our executive officers continued the Company’s reengineering process initiated several years ago to manage our expenses in an effort to maintain solid earnings and cash flows by redeploying resources to high priority growth initiatives in our Decision Management solutions, while reducing discretionary operating expenses. These efforts were further bolstered during the fiscal year when management committed to additional actions on February 15, 2011 to reduce overall operating expenses, expand margins and grow profits. These actions were primarily aimed at reducing 177 existing staff positions and avoiding 300 future additions, facility consolidations and reductions in certain marketing activities and discretionary spending. In connection with the cost reductions implemented in February 2011, we confirmed our fiscal 2011 revenue guidance and revised our fiscal 2011 projections for net income and earnings per share upward. Further, while our stock price at the end of fiscal 2011 was lower than it had been at the beginning of the year, we saw significant increases in stock price as we entered fiscal 2012 and our economic turnaround, including our commitment to expense management, continued to take hold.

In making compensation decisions at the outset of fiscal 2011 and throughout the year, the Committee took into account the challenging economic environment, the success of ongoing reengineering and expense management efforts and the need to drive continued engagement and retention. Base salary increases for executive officers in fiscal 2011 continued to reflect the Company’s focus on expense management. Of the nine executive officers in place at the time, only three received salary increases in conjunction with our fiscal 2010 year-end performance review and compensation process. These salary increases, which ranged from 4.9% to 8%, reflected high performance in the context of market-competitive salary ranges for those executives’ respective positions. In addition, two other executive officers received salary increases during the course of the fiscal year in conjunction with increases in responsibilities.

Consistent with our emphasis on controlling expenses and our uncertain growth, short-term cash incentive award funding in fiscal years 2008 through 2010 had been intentionally set well below market competitive levels. As the Company entered fiscal 2011, however, the Committee supported a multi-year plan to increase short-term cash incentive award funding to levels more consistent with market competitive practice to reflect improving Company performance with respect to revenue and net income growth. The Committee determined this strategy was important in order to recruit and retain top talent as markets began to improve, particularly in light of the fact that the Company faces competition for its executive talent from other software companies whose business is not so closely tied to the performance of the banking industry as is the Company’s. As a first step, the Committee supported budgeted funding for our Company-wide bonus pool at $10 million in fiscal 2011. While this figure was nearly double the funding for fiscal year 2010, it remained conservative, representing approximately 50% of market competitive practice relative to the Company’s peer group.

Long-term incentive awards to executive officers in fiscal 2011 were granted in December 2010 in the form of stock options and restricted stock units as part of the Company’s annual year-end performance review and compensation process. In determining these awards, the Committee relied upon competitive market compensation data prepared by its outside advisor, Towers Watson, and a review of individual executive performance. In February 2011, the Committee made adjustments to executive officers’ restricted stock unit awards that had been granted in December 2010 by including a provision for performance-based accelerated vesting if the Company were to meet certain revenue and net income targets for fiscal 2011 and fiscal 2012. The revenue and non-GAAP net income targets for fiscal 2011 reflected the Company’s revised financial goals generated during the February 2011 replanning process. The fiscal 2012 targets will require further growth of 5.6% in revenue and a minimum of $95 million in non-GAAP net income. The Committee made this adjustment to ensure continued strong alignment of executives with the achievement of go-forward growth goals in the face of the increased challenges imposed by the February 2011 operating expense reductions.

The Committee also made plans in fiscal 2011 that will impact the nature of equity awards made in fiscal 2012 and beyond to better align the Company’s compensation program with market best practices and to further enhance the connection between pay and performance. The 2012 LTIP, as described in Proposal 2 in this Proxy Statement, was designed to provide the Committee with the flexibility to grant performance-based awards in a variety of equity formats as well as cash and to structure individual award agreements as the Committee deems appropriate in various circumstances. The Committee made use of its new flexibility when it delivered approximately one-half of the targeted annual long-term award value to top executives in the form of performance share unit awards under the 2012 LTIP in December 2011 (subject to stockholder approval of the 2012 LTIP), which are designed to reward the achievement of rigorous revenue and net income goals. Units granted under this new award structure will be earned based on the Company’s financial performance in fiscal 2012, but will vest over the four years following the date of grant. This structure allows the Committee to reward performance for a time period over which the Company has visibility, making the financial goals more meaningful than they would be if set over a longer term period, but creates long-term alignment with stockholders by distributing the payout over an additional three years and ensuring the ultimate value of the payout is directionally aligned with stockholder outcomes. Further, this additional vesting continues to employ the retentive value of a stock option or time-based restricted stock unit that has a vesting schedule longer than one year.

We increased our Chief Executive Officer’s compensation in fiscal 2011 over fiscal 2010 to better align his compensation with market competitive levels and to reflect the improvement in our business results, as well as his strong personal performance. For example, our expense performance increased in fiscal 2011 over fiscal 2010, while our net income performance increased as well. Specific actions taken with respect to Dr. Greene’s fiscal 2011 compensation are as follows:

•

Base salary was increased from $625,000 to $675,000 annually, which was designed to move Dr. Greene’s total direct compensation opportunity toward market median and to reward his strong personal performance;

•	The short-term cash incentive payout made to Dr. Greene was increased as a result of the increase in the size of the funding pool used to pay such awards to all eligible employees;

•

Long-term equity incentives awarded to Dr. Greene in fiscal 2011 reflect higher values than those awarded in fiscal 2010 because the actual stock price at the time of grant was higher than the price at the time of grant in fiscal 2010, and the number of units awarded was larger to move his total direct compensation opportunity toward market median.

Named Executive Officers for Fiscal 2011

Our named executive officers for fiscal 2011 consist of the following persons, representing the person who served as our Chief Executive Officer during the fiscal year, the two persons who served as our Chief Financial Officer during the fiscal year, the three most highly paid executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at fiscal year-end 2011, and one other person who would have been included in the latter category but for the fact that he was not serving as an executive officer at fiscal year-end 2011:

•	Dr. Mark Greene, Chief Executive Officer,

•	Michael Pung, Senior Vice President and Chief Financial Officer since November 18, 2010,

•	Thomas Bradley, Executive Vice President and Chief Financial Officer until November 18, 2010,

•	Charles Ill, Executive Vice President, Sales, Services and Marketing,

•	Deborah Kerr, Executive Vice President, Chief Technology and Products Officer,

•	Mark Scadina, Executive Vice President, General Counsel and Secretary, and

•	Jordan Graham, former Executive Vice President, Scores and President of FICO Consumer Services.

Determination of Compensation

Overview

To implement our compensation philosophy, our compensation program consists of three key elements: base salary, short-term cash incentives and long-term equity incentive awards. We do not use a specific formula to set compensation amounts under each element but instead attempt to reflect market competitive levels tied to role and the performance level of the executive officer as measured against individual goals closely linked to Company performance. The factors considered in determining each compensation element include, but are not limited to, the following:

•	The executive’s performance compared to his or her goals and objectives;

•	The qualifications of the executive and his or her potential for development and performance in the future; and

•	The position of the executive’s total compensation, and each element thereof, in relation to the market median for comparable jobs at companies with whom we compete for executive talent.

Committee Process

Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to the members of executive management. However, the Committee relies heavily on the insights of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The Committee also consults with its outside compensation consultant, Towers Watson, prior to making a final determination of the compensation for such executive officers. Prior to making decisions impacting executive compensation, the Committee refers to tally sheets prepared by management, reflecting the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review process of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2011 executive compensation program, the Committee reviewed tally sheets reflecting current and proposed base salary, cash incentive and equity award levels for our executives. Each element was analyzed relative to survey data published in the Towers Watson Executive Compensation DataBank (2010), which reflects compensation provided by a broad range of companies that can be broken down by industry grouping. Comparisons were made against the 809 companies in the General Industry grouping of the survey and against the 29 companies in the Technology, Hardware, Semiconductors, Software Products and Services Industry grouping of the survey. Data were size-adjusted for our annual revenue using regression analysis. As a secondary source of market competitive information, the Committee also considered data from a more specific group of 22 peer group companies. The Committee considered this information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2011. In particular, the Committee aimed to have the total direct compensation paid to each executive at or around the market median reflected in the survey data provided by Towers Watson and, where the value of an individual’s knowledge, skills and performance warrant, above that level.

Use of Consultants

From time to time and as noted above, the Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. Management of the Company, and in particular our Chief Human Resources Officer, may also use outside compensation consultants for similar purposes. Where a compensation consultant is engaged to help determine the amount or form of compensation specific to executives or directors, the Committee directly engages such consultant. While the same consulting firm may provide services to both the Committee and management in certain circumstances, it is our general practice to have the Committee and management utilize different personnel from such firms in these circumstances.

During fiscal 2011, as in past years, the Committee engaged Towers Watson to provide market compensation data, input on final compensation levels for each executive officer and analysis of the constitution of our peer group, as described above. Towers Watson also advised the Committee in fiscal 2011 regarding the structure of the 2012 LTIP.

Stockholder Vote

At our last Annual Meeting of Stockholders held on February 1, 2011, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with 99% of the votes cast being “for” approval and only 1% of the votes cast being “against” approval. In light of the overwhelming approval by our stockholders of our named executive officers’ compensation, the Committee did not make changes in our compensation policies and practices in response to the stockholder vote.

Elements of Compensation

The fiscal 2011 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options and restricted stock units. We do not use a specific formula to determine the mix between compensation elements but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. Aligning executive interests with the creation of stockholder value, equity-based incentive compensation represents a substantial portion of total executive compensation. While generally of lesser value than equity-based incentives, our short-term cash incentive program similarly aligns executive interests with the creation of stockholder value due to the fact that this program is funded based upon the extent to which the Company achieves net income and revenue goals. This combined focus on both revenue and net income performance is designed to yield sustainable top and bottom line growth balancing both short and longer term considerations. Revenue growth must achieve targeted profit levels and be sustainable over time, and net income growth must maintain the organizational capacity needed to drive future revenue growth.

Base Salary

Base salaries serve to provide our executive officers with financial stability and predictable cash flow. Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions in the survey data provided by Towers Watson, as described above. The Committee generally uses the market median reflected in this data as a lower threshold for base salaries for executive officers. However, as with the other elements of total compensation, the Committee retains full discretion to set base salaries depending on the particular circumstances. Because the base salary is a part of the total compensation package that is designed to attract, retain and motivate executives, all factors that are considered in setting the other elements of an executive’s total compensation may be considered by the Committee in determining base salary. In addition to the market median for the position, the primary other factors that are typically considered are described above under “Determination of Compensation — Overview.”

In addition to the increases in base salary that went into effect for three of our nine executive officers in conjunction with our fiscal 2010 year-end performance review and compensation process, as described above, we made two adjustments in the course of fiscal 2011. Mr. Pung’s annual salary was increased from $285,000 to $375,000 when he was promoted from Vice President, Finance and Investor Relations to Senior Vice President and Chief Financial Officer in November 2010. In addition, Mr. Ill’s annual salary was increased from $500,000 to $550,000 in February 2011 when his role was expanded to include oversight of the professional services function.

Short-Term Cash Incentives

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a single, centralized pool funded on the basis of the Company’s achievement of revenue and net income goals. The award pool supports short-term cash incentive payments made to Dr. Greene under his employment agreement, to our executive officers under our Management Incentive Plan, and to other eligible employees under our Broad-Based Incentive Plan.

Individual awards from the centralized pool are linked to a market competitive targeted percentage of base salary and on individual performance results against established goals. The annualized cash incentive target for the CEO is 100% of base salary (as set forth in his employment agreement described below) and for each other executive officer is 50% of base salary. These targets were established by the Committee based on a review of the survey data provided by Towers Watson and described above, with a goal of setting the short-term incentive opportunity at the market median reflected in this data.

The total amount payable to all eligible employees for a fiscal year is the amount funded to the award pool for that year. An annual “adjustment factor,” determined by dividing actual bonus pool funding by the sum of payouts at target levels for all pool participants, is applied equally to all awards. For fiscal 2011, the pool was funded at $10 million, while a market competitive pool (that is, one that could pay all participants at target levels) would have been funded at $20 million. This means, for example, that an eligible employee with a base salary of $100,000 and a target of 20% of base salary would receive a cash incentive payment of $10,000 for performance at target levels instead of $20,000 to reflect the size of the available pool relative to the size of the pool that would be necessary to pay all participants their target percentage of base salary.

As stated above, we incorporate a significant individual performance component in our short-term incentive program. Even if we achieve our revenue and net income targets as a Company and fund the pool at market competitive target, the full amount that would be paid to any individual bonus pool participant, including executive officers, can be above or below the targeted value amount applicable to that individual based upon individual performance and peer equity considerations. The CEO’s individual performance evaluation is completed annually by the Committee, as described above, and the CEO’s cash incentive award is determined and paid following the end of the fiscal year. Individual performance evaluations for each executive officer other than the CEO are completed semiannually by the CEO and reviewed by the Committee.

Each executive officer’s performance evaluation seeks to assess his or her individual results against established goals, which can include Company-wide metrics as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. The nature of these goals varies significantly between individuals so that an executive in charge of sales, for example, is evaluated on different factors from our general counsel. The CEO’s goals are established during the aforementioned annual performance review process by the Committee after considering input from each outside director. For fiscal 2011, the CEO’s performance goals were heavily weighted toward achievement of our annual revenue and net income goals and continued reengineering of the business to focus resources on strategic growth opportunities.

Each evaluation includes an overall performance rating on a five-point scale as follows: 1-Unacceptable, 2-Needs Improvement, 3-Achieved Expectations, 4-Exceeded Expectations, and 5-Exceptional. Distribution guidelines applicable to the performance ratings ensure that participants in the cash incentive program are not all ranked on the high or low end of the scale but are instead evenly distributed above and below the target levels. For fiscal 2011, with the exception of the “Unacceptable” rating, each of the remaining four ratings was applied to our executive officers.

While individual incentive bonus amounts are allocated based upon the extent to which the Company’s bonus pool is funded and each individual’s targeted incentive level, each of the performance ratings described above informs the use of Committee or management discretion to modify bonus amounts upward or downward from the allocated amount within established guidelines. As a result, if an executive receives either of the lowest two overall performance ratings, his or her cash award will generally be reduced to zero. On the other hand, if an executive receives the highest overall performance rating, his or her cash award could be increased to as much as two times the allocated amount, or 200% of base salary for the CEO and 100% of base salary for each other executive officer, assuming the incentive pool were to be fully funded at market competitive target.

While the performance-weighted target award for each employee, as applied to the available pool, dictates a directionally appropriate award for such employee, the actual amount paid to any particular employee is subject to management discretion (or the discretion of the Committee, in the case of executive officers), which may make adjustments based on various factors, including internal peer equity considerations linked to variations in base salaries and differences in individual performance contributions. With respect to the former, individual bonus awards may be adjusted to offset the impact associated with modest base salary differences between individuals within the same job level and with similar performance profiles. With respect to individual performance contributions, bonus awards may be adjusted to recognize that providing performance ratings on only a five-point scale does not always provide for sufficient granularity, and adjustments may be made to reflect that an employee was very close to receiving a higher or lower performance rating. In sum, individual awards are a function of company performance against established financial goals, individual performance against established functional goals and management discretion intended to yield a fully informed, highly effective outcome.

After the beginning of each fiscal year, our Board of Directors approves financial goals for our Company. These financial goals form the basis for the revenue and net income targets used to determine whether, and the extent to which, we will fund the award pool for our short-term incentive programs applicable to all employees. As stated previously, these goals employ a mix of revenue and net income performance to yield sustainable top and bottom line growth balancing both short and longer term considerations.

In fiscal 2011, the Committee selected revenue and non-GAAP net income targets of $625 million and $80 million, respectively, for the short-term incentive program and linked achievement of these goals to short-term incentive plan funding of $10 million. The funding level was articulated as part of a larger funding curve which addressed performance scenarios above and below these targets. For example, below $605 million in revenue and $65 million in net income, the curve would have yielded zero funding. At $615 million in revenue and $75 million in net income, the curve would have yielded $5.0 million in funding (similar to fiscal 2010 funding). And in order to achieve funding at the $20.0 million competitive market target level, revenue of $655 million and net income of $90.0 million would need to have been achieved.

After each quarter end, the Committee reviews our financial results and assesses fiscal year-to-date performance in order to forecast the likelihood that full-year revenue and net income targets will be achieved. Based on this assessment and on other factors the Committee deems relevant, the Committee makes quarterly incentive plan funding decisions. Consistent with the Committee’s targeted funding level, a total of $10 million was funded toward short-term cash incentives in fiscal 2011.

The $10 million funding level represented approximately 50% percent of market competitive funding, yet reflected a significant increase over funding levels in each of the several prior fiscal years. As stated earlier, the Committee believed improved short-term cash incentive funding was essential to the Company’s ability to attract and retain top talent vital to driving future growth.

The following table indicates the fiscal 2011 cash incentive payout received by each of our named executive officers who were employed by us at the end of the fiscal year, as compared to their respective target payouts.

Name	Targeted Payout under Cash Incentive Plan ($)	Actual Payout under Cash Incentive Plan ($)
Mark Greene	675,000	310,000
Michael Pung	187,500	100,000
Charles Ill	275,000	175,000
Deborah Kerr	250,000	140,000
Mark Scadina	200,000	140,000

When we feel it is necessary in order to attract a desirable executive candidate, we may agree to guarantee a portion or all of the short-term cash incentive for an executive officer. For instance, we guaranteed Jordan Graham, who joined the Company in August 2010 as executive vice president, scores and president of consumer services, a prorated short-term incentive bonus for fiscal 2010 in the amount of $50,000 and a short-term incentive bonus for fiscal 2011 in the amount of $225,000. We typically do not guarantee any short-term incentive beyond the fiscal year in which an executive is hired unless the hiring event occurs late in the current fiscal year.

Long-Term Equity Incentives

The third key element of our executive compensation program for fiscal 2011 was long-term incentive equity awards under our 1992 LTIP. This component of compensation is used to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our Company’s common stock. Equity awards are intended to align executives’ interests in managing the Company with stockholders’ interests. The primary types of equity awards utilized by the Committee in fiscal 2011 were stock options and restricted stock units. Grants of equity awards to executive officers typically fall into one of three categories: (1) new hire or promotion grants; (2) performance-based grants at year-end; or (3) special purpose grants. Regardless of type, all such grants are made by the Committee after review and consideration of the information provided by Towers Watson, and in consultation with our CEO and Chief Human Resources Officer.

In determining the year-end awards for fiscal 2011, the Committee established a range of awards for each named executive officer based on market data and analysis provided by Towers Watson and described above under “Determination of Compensation — Peer Group Analysis.” The placement of any given award within that market-determined range was based largely on job responsibilities and individual performance. The Committee also considered other factors in determining the actual awards based on particular circumstances for each executive officer, such as internal pay equity and concerns about retention risk.

The Committee permits executives and certain other senior level employees to designate a portion of annual equity awards granted to them to be in the form of restricted stock units rather than stock options. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically equivalent impact to the Company. The maximum portion of an equity award that a senior executive may elect to receive in the form of restricted stock units is 50% of the stock option shares designated for grant. The portion of an equity grant that an executive elects to receive in the form of restricted stock units is converted from stock options using a valuation ratio of one restricted stock unit for every three shares subject to a stock option. Stock options and restricted stock units granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

The Committee has the discretion to make grants outside of the annual cycle for special purposes and to executives newly hired or promoted. Mr. Pung, who did not receive an annual equity grant in December 2010, was granted an option covering 100,000 shares, with four-year ratable vesting, and a restricted stock unit award covering 25,000 shares upon his promotion in November 2010. The Committee made the restricted stock unit award subject to two-year cliff vesting as opposed to the four-year ratable vesting usually applied to our restricted stock unit awards to create a strong retention incentive during Mr. Pung’s transition to significantly increased responsibilities. In addition, Mr. Ill received a restricted stock unit award covering 15,000 shares that were initially subject to four-year ratable vesting in February 2011 in recognition of increased responsibilities in overseeing the professional services function.

In fiscal 2011, the Committee introduced a performance element to long-term incentive compensation to encourage the continued commitment of our executive officers in meeting the Company’s financial goals in the face of the increased challenges imposed by the operating expense reductions. In February 2011, the Committee adjusted the terms of the executive officers’ restricted stock units that had been granted in December 2010, along with the grant made in February 2011 to Mr. Ill, with four-year ratable vesting by including a provision for performance-based accelerated vesting if the Company meets certain revenue and non-GAAP net income targets for fiscal 2011 and fiscal 2012. The adjustments provided that in the event the financial goals for fiscal 2011 are met, one half of the restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant would instead vest on the first anniversary of the date of grant, and in the event that the financial goals for fiscal 2012 are met, one half of the total restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant would instead vest on the second anniversary of the date of grant. If the targets were not met, the original vesting schedule would remain intact. The financial goals used reflect the February 2011 replanning process. The Committee determined that the 2011 financial goals had been achieved. As a result, one-half of the total restricted stock units granted to executive officers in December 2010 vested in December 2011 instead of the one-quarter that would have vested as originally granted. Similarly, one-half of the restricted stock units granted to Mr. Ill in February 2011 will vest in February 2012.

In order to continue to motivate top performance from its executives, and to further align the Company’s compensation practices with those of its peers, the Committee is further extending the role performance plays in its long-term equity incentive program for fiscal 2012. One-half of the targeted shares included in the annual equity grant made in December 2011 to the Company’s most senior officers were in the form of performance share units (subject to stockholder approval of the 2012 LTIP). The number of performance shares, if any, that will be deemed earned will be dependent on the Company’s performance in fiscal 2012 relative to revenue and net income metrics approved by the Committee. The awards contain threshold, target and maximum performance levels. One-quarter of the performance share units that are earned through satisfaction of the fiscal 2012 performance metrics will be vested in December 2012, one year after the date of grant, and the remaining earned units will vest ratably over the following three years.

Retirement Arrangements

We offer a 401(k) plan for all eligible employees, and our executive officers are eligible to receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We have historically offered an employee stock purchase plan that gives all eligible employees the opportunity to purchase shares of our common stock at a 15% discount off the fair market value of our common stock, as determined under the plan. However, the Board of Directors suspended this plan effective January 1, 2009. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including executive officers, in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards for all executive officers are approved by the Committee. The exercise price of stock options is set at fair market value on the date of grant, with annual equity awards generally granted by the Committee during December of each fiscal year. Under the 1992 LTIP, fair market value is defined as the closing price of our common stock on the date of grant. The Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Committee. The exercise price of stock options granted by our CEO is set using the formula described above.

Executive Stock Ownership Guidelines

In November 2009, the Board of Directors adopted stock ownership guidelines for the Company’s executive officers. The stock ownership guidelines are expressed as a fixed number of shares, varying by role, pegged to a particular level of underlying value. For the Chief Executive Officer, the target is 100,000 shares. For Executive Vice Presidents, the target is 50,000 shares. For Senior Vice Presidents, the target is 25,000 shares. The guidelines provide that executive officers should achieve the stated target within five years of appointment. All executive officers have currently met the targeted stock ownership level applicable to their role.

Shares of stock owned by the executive officers for satisfying the stock ownership requirements (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settlor or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation.

Consideration of Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

The Committee considers the Company’s ability to fully deduct compensation in accordance with the limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders.

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Margaret L. Taylor, Chair

Alex W. Hart

Duane E. White

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and Compensation Committee are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our officers a significant component of total compensation comes in the form of long-term equity incentives that vest over several years. The stock ownership guidelines in place for our executive officers also work to align our executives’ long-term interests with those of our stockholders.

Our cash incentive program applicable to both executives and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and its stockholders on a long-term basis. In addition, the Compensation Committee retains discretion to adjust awards under the cash incentive program if a payout determined under the formula is not appropriate in the circumstances, and maximum award levels are in place to limit windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of its compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2011 by our named executive officers.

Name and Principal Position(a)	Fiscal Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan ($)(3) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Mark Greene	2011	665,385		346,200	1,043,445	310,000	—	16,796	2,381,826
Chief Executive Officer	2010	625,000	—	248,875	787,500	161,800	—	15,913	1,839,088
	2009	625,000	—	159,725	543,474	160,500	—	22,738	1,511,437
Michael Pung(5)	2011	357,692	—	592,500	777,000	100,000	—	10,371	1,837,563
Senior Vice President and Chief Financial Officer
Thomas Bradley(6)	2011	206,615	—	—	—	—	—	323,077	529,692
Former Executive Vice President and Chief Financial Officer	2010	450,000	—	—	350,000	—	—	11,589	811,589
	2009	207,692	—	—	1,287,000	112,500	—	8,377	1,615,569

Charles Ill(7)	2011	529,616	—	851,900	477,000	175,000	—	13,074	2,046,589
Executive Vice President	2010	317,308	83,333	1,082,936	928,765	166,667	—	330	2,579,339
Deborah Kerr(8)	2011	500,000	—	474,800	477,000	140,000	—	10,130	1,601,930
Executive Vice President and Chief Technology Officer	2010	450,961	—	296,585	552,007	100,000	—	10,130	1,409,683
Mark Scadina(9)	2011	395,192	—	474,800	477,000	140,000	—	10,064	1,497,056
Executive Vice President, General Counsel and Secretary	2010	375,000	—	522,645	297,514	100,000	—	13,013	1,308,172
	2009	352,885	—	397,524	184,461	70,000	—	31,218	1,036,088

Jordan Graham(7)	2011	264,808	—	98,901	99,391	—	—	1,036,775	1,499,875
Former Executive Vice President Scores and President of FICO Consumer Services Division	2010	60,577	200,000	782,659	796,008	50,000	—	297	1,889,541

(1)

Annualized base salaries for fiscal 2011 for the named executive officers were as follows: Dr. Greene — $675,000; Mr. Pung — $375,000; Mr. Bradley — $450,000; Mr. Ill — $550,000; Ms. Kerr — $500,000; Mr. Scadina — $400,000; Mr. Graham — $450,000. In November 2010, Mr. Pung received a salary increase from $285,000 to $375,000 when he was promoted to Senior Vice President and Chief Financial Officer. Also in November 2010, Mr. Bradley’s salary was reduced to $320,000 pursuant to the terms of his transition agreement. In February 2011, Mr. Ill received a salary increase from $500,000 to $550,000 because his role was expanded to include oversight of the professional services function.

(2)

The amounts in this column represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC.

(3)

Represents amounts paid in the first quarter of fiscal 2012 based on performance during fiscal 2011. Dr. Greene’s participation in our cash incentive program is provided by his employment agreement, and the participation of Messrs. Pung, Ill and Scadina and Ms. Kerr is provided by our Management Incentive Plan.

(4)	The amounts shown for fiscal 2011 are detailed in the supplemental table below entitled “All Other Compensation Table.”

(5)

Mr. Pung was appointed Senior Vice President and Chief Financial Officer on November 18, 2010 and was not a named executive officer for fiscal 2009 or 2010, and therefore does not have compensation data included in this table for the prior periods.

(6)

Mr. Bradley announced his intention to resign from the Company on November 16, 2010, and in connection therewith resigned as Executive Vice President and Chief Financial Officer effective November 18, 2010. Pursuant to his transition agreement, Mr. Bradley remained an employee of the Company through April 15, 2011.

(7)

Messrs. Ill and Graham joined the Company in February 2010 and August 2010, respectively, and therefore they do not have compensation data included in this table for prior periods. Mr. Graham’s employment with the Company terminated on April 20, 2011.

(8)	Ms. Kerr joined the Company in February 2009 and was not a named executive officer for fiscal 2009, and therefore she does not have compensation data included in this table for fiscal 2009.

(9)	Mr. Scadina was last a named executive officer in fiscal 2009. Compensation data has been included for the prior periods.

All Other Compensation Table

Elements of All Other Compensation	Mark Greene	Michael Pung	Thomas Bradley	Charles Ill	Deborah Kerr	Mark Scadina	Jordan Graham
401(k) Match($)(1)	8,492	10,123	2,954	9,959	9,800	9,800	5,054
Life Insurance Premium($)(2)	429	248	123	363	330	264	173
Housing/Relocation($)	—	—	—	—	—	—	—
Spousal Travel($)(3)	4,454	—	—	2,024	—	—	—
Tax Gross Ups($)(4)	2,164	—	—	728	—	—	—
Other($)(5)	1,257	—	—	—	—	—	—
Amount Paid Upon Termination, Severance, or Constructive Termination or Change of Control($)(6)	—	—	320,000	—	—	—	1,031,548
TOTAL($)	16,796	10,371	323,077	13,074	10,130	10,064	1,036,775

(1)	Represents the aggregate value of the Company’s cash contribution under the FICO 401(k) Plan during fiscal 2011.

(2)	Represents the aggregate incremental cost for each of the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)	Reflects amounts spent on commercial aircraft travel of the named executive officers’ spouses who were required by the Company to attend certain Company events.

(4)

Represents gross-up payments to offset imputed income for the cost of spousal travel when the business event requires the spouse to attend. Company policy allows gross-ups only for such spousal travel and, when applicable, relocation costs when the Company moves an executive to another geographical location.

(5)

Represents 25% of Dr. Greene’s annual membership to the Minneapolis Club. The Company pays for this annual membership as it is used primarily for business purposes. Twenty-five percent of the cost is imputed to Dr. Greene as income representing secondary personal use.

(6)

Reflects the amounts paid pursuant to Mr. Bradley’s transition agreement and Mr. Graham’s employment agreement upon their departure from the Company. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for more information about these severance payments.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table summarizes grants of plan-based compensation awards made during fiscal 2011 to our named executive officers.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)		All Other Option Awards: Number of Securities Underlying Options (#) (k)		Exercise or Base Price of Option Awards ($/SH) (l)	Grant Date Fair Value of Stock and Option Awards ($)(2) (m)
		Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target ($) (h)	Maximum ($) (i)
Mark Greene	12/13/2010	—	—	—	—	—	—	—		131,251	(3)	24.03	1,043,445
	12/13/2010	—	—	—	—	—	—	14,583	(4)	—		—	346,200
	—	0	675,000	1,350,000	—	—	—	—		—		—	—
Michael Pung	11/18/2010	—	—	—	—	—	—	—		100,000	(3)	23.84	777,000
	11/18/2010	—	—	—	—	—	—	25,000	(5)	—		—	592,500
	—	0	187,500	375,000	—	—	—	—		—		—	—
Thomas Bradley	—	—	—	—	—	—	—	—		—		—	—
Charles Ill	12/13/2010	—	—	—	—	—	—	—		60,000	(3)	24.03	477,000
	12/13/2010	—	—	—	—	—	—	20,000	(4)	—		—	474,800
	02/15/2010	—	—	—	—	—	—	15,000	(4)	—		—	377,100
	—	0	275,000	550,000	—	—	—	—		—		—	—
Deborah Kerr	12/13/2010	—	—	—	—	—	—	—		60,000	(3)	24.03	477,000
	12/13/2010	—	—	—	—	—	—	20,000	(4)	—		—	474,800
	—	0	250,000	500,000	—	—	—	—		—		—	—
Mark Scadina	12/13/2010	—	—	—	—	—	—	—		60,000	(3)	24.03	477,000
	12/13/2010	—	—	—	—	—	—	20,000	(4)	—		—	474,800
	—	0	200,000	400,000	—	—	—	—		—		—	—
Jordan Graham	12/13/2010	—	—	—	—	—	—	—		12,502	(6)	24.03	99,391
	12/13/2010	—	—	—	—	—	—	4,166	(6)	—		—	98,901
	—	0	225,000	450,000	—	—	—	—		—		—	—

(1)

For Dr. Greene, the amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards as specified in his employment agreement with zero being the threshold (or minimum), 100% of base salary representing target and 200% of base salary representing maximum.

For Messrs. Pung, Ill and Scadina and Ms. Kerr, the amounts shown in these columns represent estimated threshold (or minimum), target, and maximum possible cash incentive awards as provided by our 2011 Management Incentive Plan with zero being the threshold (or minimum), 50% of base salary representing target and 100% of base salary representing maximum.

Pursuant to Mr. Bradley’s transition agreement, which was entered into in November 2010, Mr. Bradley did not receive a cash incentive award for fiscal 2011.

Pursuant to Mr. Graham’s employment agreement, he was to receive a cash incentive award under the Management Incentive Plan with zero being the threshold (or minimum), 50% of base salary representing target and 100% of base salary representing maximum, but he was guaranteed a cash incentive payment of $225,000 in fiscal 2011 so long as he was actively employed by the Company on the date payouts were made under the 2011 Management Incentive Plan. Mr. Graham’s employment with the Company terminated before such date, so he was not eligible to receive a cash incentive payout. However, a portion of his severance payment was calculated by reference to the guaranteed cash incentive amount provided by his employment agreement. For more detail on the severance payment, see “Potential Payments Upon Termination or Change in Control” below. Mr. Graham’s employment agreement also provided for an award opportunity under a separate consumer services incentive plan which provided a threshold of $0 and a target of $200,000. The fiscal 2011 goals for this second plan, which were to be jointly developed by the Compensation Committee and Mr. Graham, had not been finalized at the time of his termination. As a result, the size of the maximum award was not fully developed and Mr. Graham was not entitled to any payout under this incentive program.

Additional detail regarding the determination of cash incentives to executives for fiscal 2011 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)	Represents the grant date fair value of each stock option or restricted stock unit, as applicable, computed in accordance with FASB ASC Topic 718.

(3)	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire seven years after the grant date.

(4)

These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, with the following provision for performance-based accelerated vesting if the Company meets certain revenue and non-GAAP net income targets for fiscal 2011 and fiscal 2012: in the event the financial goals for fiscal 2011 are met, one half of the restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant would instead vest on the first anniversary of the date of grant, and in the event that the financial goals for fiscal 2012 are met, one half of the total restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant would instead vest on the second anniversary of the date of grant. These awards do not pay dividend equivalents.

(5)	This restricted stock unit award granted to Mr. Pung upon his promotion to Chief Financial Officer vests in full in two years from the date of grant and does not pay dividend equivalents.

(6)	These awards were forfeited prior to vesting due to Mr. Graham’s termination.

The Company is a party to employment agreements with Dr. Greene, Messrs. Bradley, Ill, Scadina and Graham and Ms. Kerr described below.

Executive Officer Employment Agreements — Dr. Mark Greene

On February 13, 2007, the Company entered into a letter agreement with Dr. Mark Greene providing for his employment as Chief Executive Officer of the Company, and on June 30, 2008 the Company and Dr. Greene entered into an amendment thereof in response to provisions of Section 409A of the Internal Revenue Code and regulations thereunder (as so amended, the “Greene Letter Agreement”).

Pursuant to the Greene Letter Agreement, the initial term of Dr. Greene’s employment with the Company commenced on February 14, 2007, and will expire on February 13, 2012. He will be entitled to receive a base salary at an annualized rate of $550,000, which is subject to upward adjustment from time to time as determined by the Committee. He will also be eligible to participate in benefit plans that are generally available to our executives. For each full fiscal year of his employment, Dr. Greene will be eligible for a short-term incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal 2007, Dr. Greene was guaranteed a minimum short-term incentive award at the target percentage, prorated based on the portion of the fiscal year he was employed by the Company, so long as he remained employed by the Company through the end of such fiscal year. We also paid Dr. Greene a sign-on bonus of $100,000 after commencement of his employment.

Dr. Greene’s initial equity grants pursuant to the 1992 LTIP consisted of an option to purchase 125,000 shares of the Company’s common stock and restricted stock units covering 41,667 shares of the Company’s common stock. These awards vest in four equal annual installments beginning on the first anniversary of the grant date, and the options have an exercise price equal to the closing market price of our common stock on the grant date. For each full fiscal year of his employment, Dr. Greene will be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). At target performance, the Annual Equity Award will be for an option to purchase 100,000 shares of our common stock at fair market value as of the date of grant. Some or all of the Annual Equity Award may be in the form of restricted stock units or other equity-based awards that have an equivalent economic value to the potential option award.

If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason (each as defined below), Dr. Greene will be entitled to a lump sum payment equal to two times his then current base salary plus two times the actual annual incentive award last paid to him, and he will receive continuation of medical and dental benefits for two years. Dr. Greene’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Greene Letter Agreement. Under the Greene Letter Agreement, “Cause” includes Dr. Greene’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” includes a substantial diminution in his status or position with the Company, relocation of his principal office by more than 40 miles, or material breach by the Company of the Greene Letter Agreement.

Executive Officer Employment Agreements — Charles Ill

On January 15, 2010, the Company entered into a letter agreement with Charles Ill as Executive Vice President, Sales and Marketing of the Company (the “Ill Letter Agreement”). The term of the Ill Letter Agreement is from February 1, 2010 through January 31, 2013. Pursuant to the Ill Letter Agreement, Mr. Ill received a signing bonus of $83,333 upon commencement of his employment and is entitled to receive a base salary at an annualized rate of $500,000, subject to upward adjustment from time to time during the term of the Ill Letter Agreement as determined by the Committee. He is also eligible to participate in benefit plans that are generally available to the Company’s executives. For each full fiscal year during the term of his Letter Agreement, Mr. Ill is eligible for an incentive award opportunity payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2010, Mr. Ill was guaranteed an incentive bonus of no less than $166,667, provided that Mr. Ill remained actively employed by the Company on the regular payout date for bonuses under the Company’s Management Incentive Plan for fiscal year 2010.

Mr. Ill was also entitled to an initial equity grant pursuant to the 1992 LTIP consisting of an option to purchase 250,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the date Mr. Ill commenced his employment with the Company). In accordance with the policies and practices of the Company, Mr. Ill elected to receive restricted stock units (“RSUs”) in lieu of approximately one-half of the shares of the initial option award on the basis of one RSU for every three shares of the initial option award that were foregone. As a result, Mr. Ill’s initial equity grant consisted of 41,666 RSUs and an option to purchase 125,002 shares of the Company’s common stock, both of which are subject to four-year ratable vesting. For each full fiscal year of his employment, Mr. Ill is to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

Subject to certain conditions, if Mr. Ill’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (each as defined below) prior to the expiration of the term of the Ill Letter Agreement, and such termination does not occur in connection with a change of control event, Mr. Ill will be entitled (i) to the sum of his then-current annual base salary plus the total incentive bonus payment paid to him for the fiscal year preceding the termination (or, if the termination occurs before Mr. Ill receives his incentive bonus for fiscal year 2010, the amount of Mr. Ill’s minimum guaranteed incentive bonus for fiscal 2010), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. Under the Ill Letter Agreement, “Cause” includes Mr. Ill’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” includes a material reduction in his authority or reporting relationships within the Company, or material breach by the Company of the Ill Letter Agreement.

Executive Officer Employment Agreements — Deborah Kerr

On January 12, 2009, the Company entered into a letter agreement with Deborah Kerr as Executive Vice President, Chief Technology and Products Officer of the Company (the “Kerr Letter Agreement”). The term of the Kerr Letter Agreement is from February 2, 2009 through February 2, 2012. Pursuant to the Kerr Letter Agreement, Ms. Kerr received a signing bonus of $100,000 upon commencement of her employment and is entitled to receive a base salary at an annualized rate of $450,000, subject to upward adjustment from time to time during the term of the Kerr Letter Agreement as determined by the Committee. She is also eligible to participate in benefit plans that are generally available to the Company’s executives. For each full fiscal year during the term of her Letter Agreement, Ms. Kerr is eligible for an incentive award opportunity payable from 0% to 100% of her annual base salary, with a target equal to 50% of her annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2009, Ms. Kerr was guaranteed an incentive bonus of no less than $145,000, provided that Ms. Kerr remained actively employed by the Company on the regular payout date for bonuses under the Company’s Management Incentive Plan for fiscal year 2009.

Ms. Kerr was also entitled to an initial equity grant pursuant to the 1992 LTIP consisting of an option to purchase 225,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the date Ms. Kerr commenced her employment with the Company). In accordance with the policies and practices of the Company, Ms. Kerr elected to receive RSUs in lieu of a portion of the shares of the initial option award on the basis of one RSU for every three shares of the initial option award that were foregone. As a result, Ms. Kerr’s initial equity grants consisted of 26,250 RSUs and an option to purchase 146,250 shares of the Company’s common stock, both of which are subject to four-year ratable vesting. For each full fiscal year of her employment, Ms. Kerr is to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

Subject to certain conditions, if Ms. Kerr’s employment is terminated by the Company without Cause or if she voluntarily resigns for Good Reason (each as defined below) prior to the expiration of the term of the Kerr Letter Agreement, and such termination does not occur in connection with a change of control event, Ms. Kerr will be entitled (i) to the sum of her then-current annual base salary plus the total incentive bonus payment paid to her for the fiscal year preceding the termination (or, if the termination occurred before Ms. Kerr received her incentive bonus for fiscal year 2009, the amount of Ms. Kerr’s minimum guaranteed incentive bonus for fiscal 2009), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. Under the Kerr Letter Agreement, “Cause” includes Ms. Kerr’s commission of a felony, willful act of fraud or material dishonesty related to her employment with the Company or likely to cause material harm to the Company, continued failure to perform her duties with the Company, or material breach of a Company policy. “Good Reason” includes a material reduction in her authority or reporting relationships within the Company, or material breach by the Company of the Kerr Letter Agreement.

Executive Officer Employment Agreements — Mark Scadina

In June 2007, Mark Scadina was hired to be the Company’s Vice President, General Counsel and Secretary pursuant to the terms of an offer letter (the “Scadina Offer Letter”) between the Company and Mr. Scadina covering certain terms of his employment. The Scadina Offer Letter does not have a term, but rather provides for at-will employment of Mr. Scadina by the Company. The Scadina Offer Letter provided for an initial base salary of $325,000. The Scadina Offer Letter further provides that Mr. Scadina will be eligible for an annual cash incentive award of 0% to 100% of his base salary, with a target payout of 50% of his base salary. For the period from his hire date through the end of fiscal 2008, Mr. Scadina was guaranteed cash incentive awards of at least $162,500. The Scadina Offer Letter also entitled Mr. Scadina to receive initial long-term incentive awards consisting of 95,000 stock options and 30,000 restricted stock units, each vesting ratably over four years. Mr. Scadina will also be eligible for an annual equity grant based upon the achievement of objectives established by the Committee.

Executive Officer Employment Agreements — Thomas Bradley

On March 11, 2009, the Company entered into a letter agreement with Thomas Bradley providing for his employment as Executive Vice President and Chief Financial Officer of the Company (the “Bradley Letter Agreement”). On November 19, 2010, the Company and Mr. Bradley entered into an amended letter agreement (the “Bradley Transition Agreement”) pursuant to which Mr. Bradley resigned from his officer position effective November 18, 2010, but remained an employee of the Company through April 15, 2011 and received an annual base salary of $320,000. Pursuant to the Transition Agreement, the Company agreed with Mr. Bradley that when he ceased to be Executive Vice President and Chief Financial Officer on November 18, 2010, it was a Qualifying Termination under the Bradley Letter Agreement, entitling him to the severance payments described therein. It was also agreed that Mr. Bradley would not receive any short-term incentive compensation for fiscal 2010 or 2011. Mr. Bradley’s Management Agreement with the Company was not affected by the Transition Agreement.

Pursuant to the Bradley Letter Agreement (prior to amendment by the Bradley Transition Agreement), the initial term of Mr. Bradley’s employment with the Company commenced on April 6, 2009, and was to expire on April 5, 2012. He was entitled to receive a base salary at an annualized rate of $450,000, subject to upward adjustment from time to time as determined by the Committee. He also was eligible to participate in benefit plans generally available to our executives. For each full fiscal year during the term of his employment, Mr. Bradley was to be eligible for a short-term incentive award opportunity payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2009, Mr. Bradley was guaranteed a minimum short-term incentive award of $112,500.

Mr. Bradley’s initial equity grant pursuant to the 1992 LTIP consisted of an option to purchase 225,000 shares of the Company’s common stock. This award was to vest in four equal annual installments beginning on the first anniversary of the grant date, and has an exercise price equal to the closing market price of our common stock on the grant date. For each full fiscal year of his employment, Mr. Bradley was to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award was permitted to be in the form of RSUs that have an equivalent economic value to an option award.

Pursuant to the Bradley Letter Agreement, subject to certain conditions, if Mr. Bradley’s employment was terminated by the Company without Cause or if he voluntary resigned for Good Reason (each as defined below) prior to the expiration of the term of the Letter Agreement, and such termination did not occur in connection with a change of control event, Mr. Bradley would be entitled (i) to the sum of his then-current annual base salary plus the total incentive bonus payment paid to him for the fiscal year preceding the termination, and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. Pursuant to the Bradley Transition Agreement, it was agreed that Mr. Bradley’s end of employment with the Company would entitle him to severance pursuant to these provisions, based on his new annual base salary rate of $320,000 and $0 for his incentive bonus for fiscal 2010, subject to his fulfilling all of the conditions for receiving such severance under the Bradley Letter Agreement.

Under the Bradley Letter Agreement, “Cause” included Mr. Bradley’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” included a material reduction in his authority or reporting relationships within the Company, or material breach by the Company of the Bradley Letter Agreement.

Executive Officer Employment Agreements — Jordan Graham

On July 28, 2010, the Company entered into a letter agreement with Jordan Graham as Executive Vice President, Scores and President of FICO Consumer Services (the “Graham Letter Agreement”). The term of the Graham Letter Agreement was from August 2, 2010 through December 31, 2013. Pursuant to the Graham Letter Agreement, Mr. Graham received a signing bonus of $200,000 upon commencement of his employment and was entitled to receive a base salary at an annualized rate of $450,000, subject to upward adjustment from time to time during the term of the Graham Letter Agreement as determined by the Committee. He was also eligible to participate in benefit plans that are generally available to the Company’s executives. For each full fiscal year during the term of his Letter Agreement, Mr. Graham was entitled to participate in two different cash incentive bonus plans. The first was an incentive award opportunity, under the annual Management Incentive Plan in which all of our executive officers (except Dr. Greene) participate, payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. Mr. Graham was guaranteed an incentive bonus of no less than $50,000 for fiscal year 2010, and $225,000 for fiscal year 2011, provided in each case that Mr. Graham remained actively employed by the Company on the regular payout date for bonuses under the Company’s Management Incentive Plan for each such fiscal year. The second was an incentive award opportunity under the Company’s Consumer Services Incentive Plan, starting with fiscal year 2011. Prior to each year, the Committee and Mr. Graham were to jointly establish a goal under this plan for the Company’s Consumer Services business. Mr. Graham’s incentive compensation under this plan would be $0 if such goal is not achieved, $200,000 if such goal is achieved, and could increase substantially for performance in excess of such goal (based on a formula to be established jointly by the Committee and Mr. Graham prior to each year).

Mr. Graham was also entitled to an initial equity grant pursuant to the 1992 LTIP consisting of an option to purchase 200,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the date Mr. Graham commenced his employment with the Company). In accordance with the policies and practices of the Company, Mr. Graham elected to receive RSUs in lieu of approximately one-half of the shares of the initial option award on the basis of one RSU for every three shares of the initial option award that were foregone. As a result, Mr. Graham’s initial equity grants consisted of 33,333 RSUs and an option to purchase 100,001 shares of the Company’s common stock, both of which are subject to four-year ratable vesting. For each full fiscal year of his employment, Mr. Graham was to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

The Graham Letter Agreement provided that, subject to certain conditions, if Mr. Graham’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (each as defined below) prior to January 1, 2013, and such termination does not occur in connection with a change of control event, Mr. Graham will be entitled (i) to the sum of 1.75 times his then-current annual base salary, plus the total incentive bonus payment paid to him for the fiscal year preceding the termination (or, if the termination occurs before Mr. Graham receives his incentive bonus for fiscal year 2011, the amount of Mr. Graham’s minimum guaranteed incentive bonus for fiscal 2011), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. In the event any such termination of Mr. Graham’s employment occured on or after January 1, 2013, but prior to the expiration of the term of the Graham Letter Agreement, Mr. Graham would have been entitled to the same severance amounts and benefits, except that his then-current annual base salary will not be multiplied by 1.75 for purposes of determining the cash severance amount he is to receive.

Under the Graham Letter Agreement, “Cause” includes Mr. Graham’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” includes a material reduction in his authority or reporting relationships within the Company, or material breach by the Company of the Graham Letter Agreement.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

Name (a)	Option Awards							Stock Awards
								Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Mark Greene	02/14/2007	125,000	—		—	39.62	02/13/2014	12/18/2007	3,125	(3)	68,219	—	—
	12/18/2007	84,375	28,125	(2)	—	34.26	12/17/2014	07/08/2008	3,750	(3)	81,862	—	—
	12/18/2008	51,564	51,562	(2)	—	14.16	12/17/2015	12/18/2008	5,728	(3)	125,042	—	—
	12/18/2009	28,125	84,375	(2)	—	20.31	12/17/2016	12/18/2009	9,375	(3)	204,656	—	—
	12/13/2010	—	131,251	(2)	—	24.03	12/12/2017	12/13/2010	14,583	(4)	318,347	—	—
Michael Pung	08/30/2004	25,000	—		—	26.83	08/29/2014	12/18/2007	1,562	(3)	34,098	—	—
	11/21/2005	14,000	—		—	47.45	11/20/2012	07/08/2008	1,500	(3)	32,745	—	—
	12/20/2005	6,000	—		—	43.58	12/19/2012	12/18/2008	5,000	(3)	109,150	—	—
	12/18/2006	6,250	—		—	41.74	12/17/2013	08/24/2009	2,250	(3)	49,117	—	—
	12/18/2007	4,688	1,562	(2)	—	34.26	12/17/2014	12/18/2009	7,500	(3)	163,725	—	—
	12/18/2008	5,000	5,000	(2)	—	14.16	12/17/2015	07/23/2010	3,375	(3)	73,676	—	—
	12/18/2009	2,500	7,500	(2)	—	20.31	12/17/2016	11/18/2010	25,000	(5)	545,750	—	—
	11/18/2010	—	100,000	(2)	—	23.84	11/17/2017	—	—		—	—	—
Thomas Bradley(6)	—	—	—		—	—	—	—	—		—	—	—
Charles Ill	02/01/2010	31,251	93,751	(2)	—	22.01	01/31/2017	02/01/2010	31,249	(3)	682,166	—	—
	12/13/2010	—	60,000	(2)		24.03	12/12/2017	07/23/2010	5,625	(3)	122,794
	—	—	—		—	—	—	12/13/2010	20,000	(4)	436,600	—	—
	—	—	—		—	—	—	02/15/2011	15,000	(4)	327,450
Deborah Kerr	02/02/2009	41,226	73,124	(2)	—	13.22	02/01/2016	02/02/2009	13,124	(3)	286,497	—	—
	12/18/2009	13,126	39,375	(2)	—	20.31	12/17/2016	12/18/2009	4,374	(3)	95,484	—	—
	07/23/2010	5,625	16,875	(2)	—	24.45	07/22/2017	07/23/2010	5,625	(3)	122,794	—	—
	12/13/2010	—	60,000	(2)	—	24.03	12/12/2017	12/13/2010	20,000	(4)	436,600	—	—
Mark Scadina.	06/11/2007	95,000	—		—	37.18	06/10/2014	12/18/2007	833	(3)	18,184	—	—
	12/18/2007	7,500	2,500	(2)	—	34.26	12/17/2014	07/08/2008	2,500	(3)	54,575	—	—
	12/18/2008	17,502	17,500	(2)	—	14.16	12/17/2015	12/18/2008	5,832	(3)	127,313	—	—
	12/18/2009	10,626	31,876	(2)	—	20.31	12/17/2016	08/24/2009	5,000	(3)	109,150	—	—
	12/13/2010	—	60,000	(2)	—	24.03	12/12/2017	12/18/2009	10,624	(3)	231,922	—	—
	—	—	—		—	—	—	07/23/2010	7,500	(3)	163,725	—	—
	—	—	—		—	—	—	12/13/2010	20,000	(4)	436,600	—	—
Jordan Graham(7)	—	—	—		—	—	—	—	—		—	—	—

(1)

The market value of restricted stock units that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 30, 2011 ($21.83) by the number of restricted stock units.

(2)	These stock option awards vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)

These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment and with the following provision for performance-based accelerated vesting if the Company meets certain revenue and non-GAAP net income targets for fiscal 2011 and fiscal 2012: in the event the financial goals for fiscal 2011 are met, one half of the restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant would instead vest on the first anniversary of the date of grant, and in the event that the financial goals for fiscal 2012 are met, one half of the total restricted stock units scheduled to vest on the third and fourth anniversaries of the date of grant would instead vest on the second anniversary of the date of grant.

(5)	This restricted stock unit award vests in shares in two years from the grant date, subject to the named executive officer’s continued employment.

(6)

Upon the termination of Mr. Bradley’s employment on April 15, 2011, he forfeited 150,000 unvested options. Pursuant to the termination provisions of the Company’s 1992 LTIP, Mr. Bradley had 90 days to exercise his vested options.

(7)	Upon the termination of Mr. Graham’s employment on April 20, 2011, he forfeited 112,503 unvested options and 37,499 unvested restricted stock units. He did not have any vested options at the time.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($)(2) (e)
Mark Greene	—	—	23,281	599,168
Michael Pung	—	—	12,499	322,635
Thomas Bradley(3)	125,000	1,547,199	—	—
Charles Ill	—	—	12,292	326,038
Deborah Kerr	31,900	343,882	9,897	260,760
Mark Scadina	—	—	22,292	603,958
Jordan Graham(4)	—	—	—	—

(1)

Equal to the number of shares acquired on exercise multiplied by the difference between the closing price of a share of the Company’s common stock on the date of exercise and the exercise price of the options.

(2)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

(3)

Upon the termination of Mr. Bradley’s employment on April 15, 2011, he forfeited 150,000 unvested options. Pursuant to the termination provisions of the Company’s 1992 LTIP, Mr. Bradley had 90 days to exercise his vested options.

(4)	Upon the termination of Mr. Graham’s employment on April 20, 2011, he forfeited 112,503 unvested options and 37,499 unvested restricted stock units. He did not have any vested options at the time.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2011

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at Last FYE ($) (f)
Mark Greene	—	—	1,325	—		63,207	(3)
Michael Pung	—	—	—	—		—
Thomas Bradley	27,038	—	19,026	316,953	(4)	—
Charles Ill	—	—	—	—		—
Deborah Kerr	—	—	—	—		—
Mark Scadina	—	—	—	—		—
Jordan Graham	—	—	—	—		—

(1)	The amounts reported in this column were reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended September 30, 2011.

(2)

The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

(3)

Of the amounts shown in this column, the following amounts were previously reported as compensation in the Summary Compensation Table in previous years: $49,135 for fiscal 2008, and $0 for fiscal 2009 and fiscal 2010.

(4)	Due to the termination of Mr. Bradley’s employment, a full distribution was initiated on June 1, 2011 and completed in the fiscal year.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices chosen by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs. Certain termination provisions also appear in some of the named executive officers’ employment agreements, as described above.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Dr. Greene, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated in connection with or within one year following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined in the Management Agreement), we will pay such officer a severance amount equal to one times such officer’s then-current annual base salary, plus an amount equal to the total incentive payments made to the officer during the prior fiscal year, and the officer will be eligible to participate in group health and life insurance plans for twelve months following his termination date at our expense. In addition, all of such officer’s unvested stock options and restricted stock units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment. Dr. Greene’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Dr. Greene’s severance will be in the amount of two times base salary, two times the incentive payments for the prior fiscal year, and 24 months of continued group health and life insurance.

Severance Arrangements

We sponsor the Fair Isaac Severance Benefits Plan, which is an ERISA-qualified severance benefit plan in which all employees, including executives, participate. Under this plan, an employee receives severance benefits in the event that he or she is involuntarily terminated due to the elimination of his or her position with the Company. The level of such benefits is determined based on the employee’s years of service and assigned job level. If an executive officer is terminated under circumstances that would trigger benefits under both this plan and his or her Management Agreement, such executive would receive benefits under whichever is more favorable to him or her, but not both.

Insurance Benefits

All FICO employees are covered under our Short and Long Term Disability Policies. For the first six months of a disability, the employee continues to receive 60% of base salary under the Short Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue for the first five years as long as the employee cannot perform the essential functions of his or her own occupation. If after five years the employee is still unable to perform the essential functions of his or her own occupation, he or she can receive benefits until he or she reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to Dr. Greene, Messrs. Pung, Ill and Scadina and Ms. Kerr

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers who were employed by us at the end of the fiscal year in connection with the termination of his or her employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2011, and the price per share of our common stock is the closing market price as of that date (which was $21.83). Benefits payable under our Short and Long Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables.

Mark Greene

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause Following a Change in Control or by the NEO with Good Reason Following a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	1,673,600	1,673,600	—	—	—
Value of Benefits(2)	—	—	38,073	38,073	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	523,731	—	523,731	523,731
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	798,127	—	798,127	798,127
Total	—	—	1,711,673	3,033,531	—	1,321,858	1,321,858

(1)

Pursuant to Dr. Greene’s Employment Agreement, he is entitled to a lump sum payment equal to two times his current base salary plus two times the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason (whether or not such termination follows a change in control).

(2)

Pursuant to Dr. Greene’s Employment Agreement, the Company is obligated to provide benefits to Dr. Greene at existing levels for 24 months post-termination if his employment is terminated by the Company without cause or by Dr. Greene for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Dr. Greene’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Dr. Greene’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

Michael Pung

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause ($)	Termination by Us Without Cause Following a Change in Control or by the NEO with Good Reason Following a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	187,500	425,000	—	—	—
Value of Benefits(2)	—	—	195	390	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	49,750	—	49,750	49,750
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,008,262	—	1,008,262	1,008,262
Total	—	—	187,695	1,483,402	—	1,058,012	1,058,012

(1)

Pursuant to our Severance Benefits Plan, Mr. Pung is entitled to a lump sum payment equal to six months of his current base salary if his employment is terminated by the Company without cause unrelated to a change in control. Pursuant to Mr. Pung’s Management Agreement, he is entitled to a lump sum payment equal to one times his current base salary plus an amount equal to the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Pung for good reason following a change in control.

(2)

Pursuant to our Severance Benefits Plan, the Company is obligated to provide benefits to Mr. Pung at existing levels for 6 months post-termination if his employment is terminated by the Company without cause unrelated to a change in control. Pursuant to Mr. Pung’s Management Agreement, the Company is obligated to provide such benefits for 12 months post-termination if Mr. Pung’s employment is terminated by the Company without cause or by Mr. Pung for good reason following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Mr. Pung’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

Charles Ill

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause Following a Change in Control or by the NEO with Good Reason Following a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	716,667	716,667	—	—	—
Value of Benefits(2)	—	—	18,952	18,952	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,569,009	—	1,569,009	1,569,009
Total	—	—	735,619	2,304,628	—	1,569,009	1,569,009

(1)

Pursuant to Mr. Ill’s Employment Agreement, he is entitled to a lump sum payment equal to one times his current base salary plus an amount equal to the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason (whether or not such termination follows a change in control).

(2)

Pursuant to Mr. Ill’s Employment Agreement, the Company is obligated to provide benefits to Mr. Ill at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Ill for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Mr. Ill’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability. None of Mr. Ill’s unexercisable stock options were in-the-money as of September 30, 2011.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Mr. Ill’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

Deborah Kerr

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause Following a Change in Control or by the NEO with Good Reason Following a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	600,000	600,000	—	—	—
Value of Benefits(2)	—	—	13,270	13,270	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	689,448	—	689,448	689,448
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	941,375	—	941,375	941,375
Total	—	—	613,270	2,244,093	—	1,630,823	1,630,823

(1)

Pursuant to Ms. Kerr’s Employment Agreement, she is entitled to a lump sum payment equal to one times her current base salary plus an amount equal to the annual incentive award last paid to her if her employment is terminated by the Company without cause or by her for good reason (whether or not such termination follows a change in control).

(2)

Pursuant to Ms. Kerr’s Employment Agreement, the Company is obligated to provide benefits to Ms. Kerr at existing levels for 12 months post-termination if her employment is terminated by the Company without cause or by Ms. Kerr for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Ms. Kerr’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Ms. Kerr’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

Mark Scadina

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause ($)	Termination by Us Without Cause Following a Change in Control or by the NEO with Good Reason Following a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)
Value of Cash Severance(1)	—	—	200,000	500,000	—	—	—
Value of Benefits(2)	—	—	9,111	18,222	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	182,677	—	182,677	182,677
Market Value of Accelerated Restricted Stock Unit Awards(4)	—	—	—	1,141,469	—	1,141,469	1,141,469
Total	—	—	209,111	1,842,368	—	1,324,146	1,324,146

(1)

Pursuant to our Severance Benefits Plan, Mr. Scadina is entitled to a lump sum payment equal to six months of his current base salary if his employment is terminated by the Company without cause unrelated to a change in control. Pursuant to Mr. Scadina’s Management Agreement, he is entitled to a lump sum payment equal to one times his current base salary plus an amount equal to the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Scadina for good reason following a change in control.

(2)

Pursuant to our Severance Benefits Plan, the Company is obligated to provide benefits to Mr. Scadina at existing levels for 6 months post-termination if his employment is terminated by the Company without cause unrelated to a change in control. Pursuant to Mr. Scadina’s Management Agreement, the Company is obligated to provide such benefits for 12 months post-termination if Mr. Scadina’s employment is terminated by the Company without cause or by Mr. Scadina for good reason following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2011, of $21.83. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment following a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

Payments Made to Mr. Bradley Upon His Termination of Employment During Fiscal 2011

Per Mr. Bradley’s Letter Agreement, as amended by his Transition Agreement, the termination of his employment as of April 15, 2011 entitled him to a payment of his annual base salary of $320,000 plus his total cash incentive payment for fiscal 2010, which was $0. Mr. Bradley’s participation in the Company’s group health and group life insurance programs also was to continue for 12 months following the termination of his employment. At Mr. Bradley’s request, the Company terminated these benefits as of December 31, 2011, at which time the Company had incurred an expense of $12,804.

Payments Made to Mr. Graham Upon His Termination of Employment During Fiscal 2011

Per Mr. Graham’s Letter Agreement, the termination of his employment as of April 20, 2011 entitled him to a payment totaling (i) $787,500, which is equal to 1.75x his annual base salary of $450,000, and (ii) $225,000, representing his guaranteed cash incentive payment for fiscal 2011. Mr. Graham’s participation in the Company’s group health and group life insurance programs also continues for 12 months following the termination of his employment, at an expense to the Company of $13,280.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	6,859,646	$29.93	(2)	8,345,051	(3)
Equity compensation plans not approved by security holders(4)	57,536	$30.24		1,841,723
Total	6,917,182	$29.94		10,186,774	(3)

(1)

Includes the 1992 LTIP, under which Company securities may be issued upon the exercise of outstanding options or the vesting of restricted stock units, and/or were available for future issuance as of September 30, 2011. At such date, a total of 5,637,085 shares of common stock were available for future issuance under the 1992 LTIP. This plan is scheduled to expire in February 2012. The shares available for issuance under the 1992 Plan will not be available for issuance under the 2012 LTIP.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 2,707,966 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan, however the Board of Directors has suspended the plan effective January 1, 2009, and (b) the shares available for future issuance under the 1992 LTIP as set forth in footnote (1) above.

(4)

Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities may be issued upon the exercise of outstanding options, and/or are available for future issuance as of September 30, 2011: the 2003 Employment Inducement Award Plan (the “EIAP”); and an individual option grant to our Chairman of the Board, Mr. Battle, made in February 2002. Mr. Battle had 16,875 vested options outstanding at such date, which he has subsequently exercised. Our Compensation Committee has terminated the EIAP, subject to stockholder approval of the 2012 LTIP at the Annual Meeting, and the shares available for issuance under the EIAP will not be available for issuance under the 2012 LTIP.

How can stockholders submit proposals for the 2013 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2013 Annual Meeting, the proposal must be received by our Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on September 6, 2012, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2013 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 4, 2012

Appendix A

FAIR ISAAC CORPORATION

2012 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the Fair Isaac Corporation 2012 Long-Term Incentive Plan (the “Plan”) is to help attract and retain the best available people for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to an Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means the grant of a compensatory award under the Plan in the form of an Option, Stock Appreciation Rights, Restricted Stock, Stock Units, an Other Stock-Based Award or a Cash Incentive Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Incentive Award” means an Award described in Section 11(a) of the Plan.

(f) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means a Participant’s (i) failure or refusal to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of any Company code of conduct, of any agreement with the Company or any Affiliate or of any nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant resulting in gain or personal enrichment of the Participant at the expense of the Company or any Affiliate; or (v) engaging in conduct that would be reasonably expected to harm or bring disrepute to the Company, any of its Affiliates, or any of their customers, employees or vendors.

(g) “Change in Control” means any one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities or 30% or more of the shares of Stock outstanding, except that the following will not constitute a Change in Control:

(A) any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities or Stock as of the effective date of this Plan; or

(C) any Exchange Act Person becomes the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding Voting Securities as the result of any repurchase or other acquisition by the Company of its Voting Securities;

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding Voting Securities by one of the means described in those clauses, then a Change in Control shall be deemed to have occurred.

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) The consummation of a reorganization, merger or consolidation of the Company, or a sale or other disposition (in one or a series of transactions) of all or substantially all of the assets of the Company unless, immediately following such transaction, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Voting Securities and outstanding Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 70% of, respectively, the combined voting power of the then outstanding Voting Securities and common stock of the surviving or acquiring entity (or its Parent) resulting from such transaction in substantially the same proportions as their ownership, immediately before such transaction, of the outstanding Company Voting Securities and outstanding Stock.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(i) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall (i) satisfy the independence requirements for independent directors and members of compensation committees as set forth from time to time in the Listed Company Manual of the New York Stock Exchange, (ii) be a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) be an outside director for purposes of Code Section 162(m).

(j) “Company” means Fair Isaac Corporation, a Delaware corporation, or any successor thereto.

(k) “Continuing Director” means an individual who is (A) as of the effective date of the Plan, a director of the Company, (B) elected as a director of the Company subsequent to the effective date of the Plan for whose election proxies have been solicited by the Board, or (C) elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not removal) or to fill newly created directorships, but excluding, for purposes of clauses (B) and (C), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(l) “Disability” means “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported on www.NYSE.com or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Option Award, Stock Appreciation Rights Award or Cash Incentive Award.

(r) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an entity.

(t) “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422.

(u) “Non-Employee Director” means a member of the Board who is not an Employee.

(v) “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(w) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price during a specified period of time.

(x) “Other Stock-Based Award” means an Award described in Section 11(b) of this Plan.

(y) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(z) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(aa) “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Code Section 162(m)(4)(C).

(bb) “Plan” means this Fair Isaac Corporation 2012 Long-Term Incentive Plan, as amended and in effect from time to time.

(cc) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff) “Share” means a share of Stock.

(gg) “Stock” means the common stock, par value $0.01 per share, of the Company.

(hh) “Stock Appreciation Right” or “SAR” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii) “Stock Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ll) “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 16(d) and 16(e);

(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and

(4) taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 13(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 6,000,000. Shares to be issued under the Plan shall either be authorized and unissued Shares or treasury Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as 2.17 Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award that is forfeited, expires, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award shall, to the extent of such forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan and correspondingly increase the number of Shares available for grant and issuance under Section 4(a) as provided in Section 4(c). The following Shares shall not, however, again become available for Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of an option issued under this Plan, and (iv) Shares subject to a Stock Appreciation Right issued under this Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise.

(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall increase the number of Shares available for grant under Section 4(a) by (i) one Share if such Share was subject to an Option or Stock Appreciation Right under the Plan, and (ii) 2.17 Shares if such Share was subject to a Full Value Award under the Plan.

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, and in connection with any calculation under the Plan that would otherwise result in the issuance or withholding of a fractional Share, the number of Shares shall be rounded down to the nearest whole Share.

(f) Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 1,000,000 Shares.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made individually or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), such vesting conditions as are determined by the Committee, and any applicable performance period.

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a written or electronic form approved by the Company and shall be effective upon its receipt by the Company or an agent selected by the Company.

(e) Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 13 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the originally scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for any reason other than death or Disability, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration, and the currently vested and exercisable portions of Options and SARs may be exercised for a period of 90 days after the date of such termination or, in the case of a Participant who is 65 or more years old or who is 55 or more years old with ten or more years of continuous Service, for a period of one year after the date of such termination. If the Participant breaches any noncompetition, nonsolicitation, confidentiality or other agreement with the Company or any Affiliate during such 90-day or one-year period, however, all unexercised portions of any outstanding Awards may be immediately forfeited without consideration at the Committee’s discretion.

(2) Upon termination of Service due to death or Disability, all outstanding Options and SARs shall become fully exercisable and shall remain exercisable for a period of one year after the date of such termination, and all outstanding Full Value Awards and Cash Incentive Awards shall fully vest immediately. All performance measures applicable to any performance-based Awards will be deemed to have been satisfied at targeted performance.

(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, Subsidiary, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 12 of this Plan. Except as provided in Section 12 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include but are not limited to a Change of Control, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award whose vesting is subject to the satisfaction of specified performance objectives will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including payment under a broker-assisted sale and remittance program acceptable to the Company or by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a).

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8. Stock Appreciation Rights.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR of the number of Shares as to which the SAR is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercisability and Expiration. Each SAR may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR shall be exercisable at any time after its scheduled expiration. When a SAR is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11. Cash-Based and Other Stock-Based Awards.

(a) Cash Incentive Awards. A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period. Cash Incentive Awards may be granted to any Participant in such amounts and upon such terms and at such times as shall be determined by the Committee, and may be denominated in units that have a dollar value established by the Committee as of the Grant Date. Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash and other forms of Awards as determined by the Committee and specified in the applicable Agreement. If a Cash Incentive Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

(b) Other Stock-Based Awards. The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Performance-Based Compensation.

(a) Designation of Awards. If the Committee determines at the time a Full Value Award or a Cash Incentive Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 12 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b) Compliance with Code Section 162(m). If an Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 12(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount payable in connection with an Award subject to this Section 12, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 13(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 12 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c) Limitations. With respect to Awards of Performance-Based Compensation, the maximum number of Shares that may be the subject of any Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed 1,000,000 Shares (subject to adjustment as provided in Section 13(a)). The maximum amount payable with respect to any Cash Incentive Awards and Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $6,000,000 multiplied by the number of full or partial years in the applicable performance period.

(d) Performance Measures. For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 12, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: revenue or net sales; gross profit; operating profit; net income; earnings before income taxes; earnings before one or more of interest, taxes, depreciation, amortization and other adjustments; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; operating assets; operating expenses; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; operating asset turnover; accounts receivable levels (including measured in terms of days sales outstanding); economic value added; improvement in or attainment of working capital levels; employee retention; customer satisfaction; implementation or completion of critical projects; and growth in customer base. Any performance goal based on one or more of the foregoing performance measures may, in the Committee’s discretion, be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures, and may relate to one or any combination of Company, Affiliate or business unit performance.

13. Changes in Capitalization, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 — Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make appropriate adjustments to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 13(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Change in Control Involving Certain Mergers or Acquisitions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity.

(1) Continuation, Assumption or Replacement of Awards. In the event of such a Change in Control, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by Sections 13(a) and 6(g)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 13(b)(3) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 13(b)(1), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.

(2) Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with such a Change in Control, then such outstanding Awards shall be canceled at or immediately prior to the effective time of the Change in Control in exchange for payments in cash to the holders as provided in this Section 13(b)(2). The payment for any canceled Award that was denominated in Shares shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control for the number of Shares remaining subject to the Award (regardless of whether such Shares are vested or exercisable at the time of the Change of Control), and (ii) the aggregate exercise price (if any) for such Shares. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 13(b)(2) without payment of any kind to the affected Participant. In the case of performance-based Awards, the number of Shares remaining subject to an Award or the settlement amount of a Cash Incentive Award shall be calculated by deeming all performance measures to have been satisfied at targeted performance.

(3) Termination After Continuation, Assumption or Replacement. The Committee may provide in its discretion (in the applicable Agreement or otherwise) that if and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 13(b)(1), and if a Participant experiences an involuntary termination of Service for reasons other than Cause within a specified amount of time following the Change in Control, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for a period of time to be determined by the Committee (but in no event greater than one year) following the Participant’s termination of Service, and (ii) any Full Value Awards and Cash Incentive Awards that are not yet fully vested shall immediately vest in full.

(c) Other Change in Control. In connection with a Change in Control that does not fit the circumstances described in Section 13(b), the Committee may provide in its discretion (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested and exercisable upon the occurrence of the Change in Control or upon the involuntary termination of the Participant without Cause within a specified amount of time following the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 13(b)(2). The Committee will not be required to treat all Awards similarly in such circumstances.

(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event the shareholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

14. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

15. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any taxes or other amounts required to be withheld with respect to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any taxes or other amounts required to be withheld before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required withholding rate) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes or amounts under applicable laws.

16. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Board, subject to approval by the Company’s shareholders, and the date of such Board approval shall be considered the date of the Plan’s adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan within 12 months of its approval by the Board, the Plan and any Awards made thereunder shall be of no further force or effect.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, the Plan is terminated pursuant to Section 16(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms unless limited in the applicable Agreements.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 16(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).

(e) No Option or SAR Repricing. Except as provided in Section 13(a), no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, be cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price or any new Full Value Award, be repurchased by the Company or any Affiliate, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right, unless such action is first approved by the Company’s shareholders.

17. Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

18. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. None of the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of

Shares under the Plan are not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any book-entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend.

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and the Committee shall endeavor to structure Awards and administer and interpret the Plan in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A; and

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from Service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A. By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause, violation of any material Company or Affiliate policy, breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Each stockholder may be asked to present valid picture identification,

such as driver’s license or employee identification badge, in addition to this admission ticket.

Admission Ticket

FAIR ISAAC CORPORATION

2012 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy

  FOLD AND DETACH HERE

PROXY IS SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING FEBRUARY 7, 2012

The undersigned hereby appoints Mark N. Greene, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 7, 2012, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)                                                                                               12068

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET
http://www.proxyvoting.com/fico
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

12068

  FOLD AND DETACH HERE

	Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, AND 4.

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 A. George Battle	☐	☐	☐	1.5 William J. Lansing	☐	☐	☐	2. To approve the adoption of the proposed 2012 Long-Term Incentive Plan dated November 30, 2011, as described in the Proxy Statement.	☐	☐	☐

1.2 Nicholas F. Graziano	☐	☐	☐	1.6 Rahul N. Merchant	☐	☐	☐	3. To approve the advisory (non-binding) resolution relating to the Company’s executive officer compensation as disclosed in this Proxy Statement.	☐	☐	☐

1.3 Mark N. Greene	☐	☐	☐	1.7 David A. Rey	☐	☐	☐	4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐

1.4 James D. Kirsner	☐	☐	☐	1.8 Duane E. White	☐	☐	☐	5. In their discretion upon such other business as may properly come before the meeting.	☐	☐	☐

								I plan to attend the meeting	☐	YES

Mark Here for Address Change or Comments SEE REVERSE

Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.

Signature	Signature	Date